                                 EXHIBIT 10(cg)


                                                                  EXECUTION COPY





                         AGREEMENT OF PURCHASE AND SALE

                                     BETWEEN

                    THE CLARIDGE AT PARK PLACE, INCORPORATED

                                       and

                    ATLANTIC CITY BOARDWALK ASSOCIATES, L.P.,

                                     SELLER

                                       and

                      PARK PLACE ENTERTAINMENT CORPORATION,

                                      BUYER


                                    Property:

                         THE CLARIDGE HOTEL AND CASINO,
                            Atlantic City, New Jersey




                        Dated: as of November ____, 2000

1.   Definitions...............................................................2
2.   Agreement to Purchase and Sell; Purchase Price and Escrow Agreement.......8
3.   Other Property Included in Purchase and Sale..............................9
3A.  The Existing Leases and the Contracts....................................10
3B.  Security Interests.......................................................11
4.   Documents and Information Furnished by Seller;
     Confidentiality of Transaction...........................................12
5.   Assumption of Liabilities................................................13
6.   Buyer's Inspection of the Business and Property..........................13
7.   Representations, Warranties and Covenants................................16
7A.1 LNA Contingency..........................................................19
7B.1 Real Property Title Report Contingency...................................20
8.   Conditions Precedent.....................................................23
9.   Closing..................................................................25
10.  Adjustments; Deposits and Property of Guests.............................27
11.  Expenses.................................................................29
12.  Risk of Loss; Eminent Domain.............................................29
13.  Broker's Commissions.....................................................30
14.  Employees................................................................30
15.  Assignment...............................................................30
15.  Employee Related Matters.................................................30
16.  Defaults.................................................................34
17.  Notices..................................................................35
18.  General Provisions.......................................................37

EXHIBITS TO AGREEMENT
A-1       -  ACBA Land
A-2       -  CPPI Land
A-3       -  Net Non-Cash Working Capital As Of 6/30/00
B         -  Lease Schedule
C         -  Excluded Assets
D         -  Post-Petition Contracts
2.2       -  Escrow Agreement
2.3       -  Purchase Price Allocation
7.1.4     -  Lease Defaults
7.1.5     -  Contract Defaults
7.1.9     -  Other Encumbrances and Interests
7B.1      -  Schedule B Title Exceptions
9.2.1     -  Quitclaim Deed
9.2.2     -  Quitclaim Bill of Sale
9.2.3(a)  -  Assignment and Assumption of Leases
9.2.3(b)  -  Assignment and Assumption of Contracts
9.2.4     -  Assignment and Assumption of Intangible Property
9.2.8     -  Assignment and Assumption of Wraparound Mortgage
             and Wraparound Loan Documents
9.2.10    -  Allonge Endorsement to Wraparound Mortgage Note
9.2.11    -  Allonge to FF&E Note
9.2.12    -  Assignment and Assumption of Liabilities
15A.1(c)  -  Excess Parachute Payment Agreements
15A       -  Labor Matters

                         AGREEMENT OF PURCHASE AND SALE

               THIS AGREEMENT OF PURCHASE AND SALE (this "Agreement") made as of the ____ day of November, 2000, among THE CLARIDGE AT PARK PLACE, INCORPORATED, a New Jersey corporation ("CPPI") and ATLANTIC CITY BOARDWALK ASSOCIATES, L.P., a New Jersey limited partnership ("ACBA"; CPPI and ACBA being sometimes hereinafter collectively referred to as "Seller") and PARK PLACE ENTERTAINMENT CORPORATION, a Delaware corporation ("Buyer").

                                    RECITALS

               WHEREAS, ACBA is the owner of certain fee interests more particularly described on Exhibit A-1 annexed hereto, including the buildings and improvements thereon, and other interests in that certain hotel and casino commonly known as The Claridge Hotel and Casino located in Atlantic City, New Jersey and the related valet parking facility; and

               WHEREAS, ACBA also owns or leases substantially all of the non-gaming personal property utilized in connection with the operation of the Property (hereinafter defined), including furniture, equipment, and inventory; and

               WHEREAS, CPPI is the owner of certain fee interests more particularly described on Exhibit A-2 annexed hereto, including the buildings and improvements thereon, upon which is operated a self parking garage utilized in connection with the operation of the Property; and

               WHEREAS, CPPI also owns or leases, inter alia, certain items of inventory and all gaming related items of personal property utilized in connection with the operation of the Property; and

               WHEREAS, CPPI entered into various leases, service and maintenance contracts and similar agreements in connection with the operation and maintenance of the Property; and

               WHEREAS, on October 5, 1999 (the "ACBA Petition Date") ACBA filed a voluntary chapter 11 bankruptcy petition in the United States Bankruptcy Court for the District of New Jersey (the "Bankruptcy Court"), which case is styled as Case No. 99-18903 (the "ACBA Case"); and

               WHEREAS, on August 16, 1999 (the "CPPI Petition Date"; the ACBA Petition Date and the CPPI Petition Date being hereinafter collectively referred to as the "Petition Dates"), CPPI (together with The Claridge Hotel and Casino Corporation, the parent of CPPI), filed a voluntary bankruptcy petition in the Bankruptcy Court, which case is styled as Case No. 99-17399 (the "CPPI Case", the ACBA Case and the CPPI Case being hereinafter collectively referred to as the "Bankruptcy Cases"); and

               WHEREAS, both prior to and since the Petition Dates, Seller has engaged in extensive efforts to market the Property and the Business (as hereinafter defined); and

               WHEREAS, Seller desires to sell to Buyer the Property and the Business, and Buyer desires to purchase the Property and the Business on the terms and conditions set forth below (the "Transaction"); and

               WHEREAS, ACBA, CPPI and The Claridge Hotel and Casino Corporation, which owns 100% of the stock in CPPI and itself is a debtor-in-possession in the Bankruptcy Cases, intend to file a plan of reorganization (the "Plan") which incorporates and implements the Transaction, which is integral to the Plan.

                                   AGREEMENT:

               NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

         1.    Definitions.

               "Accounts Receivable" means accounts receivable relating to the Business (including past due amounts), along with the right to collect the same, including, but not limited to, all rentals, operating cost pass-throughs, unpaid room, food and beverage charges, unpaid telephone charges, unpaid valet charges, unpaid charges for other services or merchandise, unpaid charges for banquets, meeting rooms, catering, and the like, sales, use and occupancy taxes due from the consumers of such goods and services, amounts owed to Seller from credit card companies pursuant to signed credit card receipts, whether or not such credit card receipts have been delivered by Seller to the credit card companies, and refunds, proceeds prepayments, and like returns attributable to the period prior to the Closing.

               "Assumption Notice" has the meaning set forth in Section 3A.1.

               "Agreement" has the meaning set forth in the introductory paragraph.

               "ACBA" has the meaning set forth in the introductory paragraph.

               "ACBA Consideration" has the meaning set forth in Section 2.3(C).

               "ACBA Credit" means that certain $2,000,000 payable by Greate Bay Hotel and Casino, Inc. t/a Sands Hotel & Casino ("Greate Bay") as partial payment of the purchase price for the sale of the administration building by ACBA, pursuant to a letter agreement dated February 10, 2000 between ACBA, Greate Bay, CPPI and The Claridge Hotel and Casino Corporation, to be paid as a monthly credit of $50,000 and applied against the $50,000 monthly license fee required to be paid by CPPI to Greate Bay under that certain Brighton Park Improvements Agreement dated November 5, 1987 between Greate Bay and CPPI.

               "ACBA Proceeds" means any and all cash or other property or assets paid or payable to ACBA in connection with the sale of the administration building which was owned by ACBA and sold to Greate Bay located in Atlantic City, New Jersey, excluding the ACBA Credit.

               "ACBA Petition Date" has the meaning set forth in the Recitals.

               "ACBA Property" means that portion of the Property that is owned by ACBA or in which ACBA has any right, title or interest.

               "Approving Order" means that Order Approving Assumption and Extension of Employment Contracts and Approving Adoption of Retention Policy for Key Employees from the Bankruptcy Court that is pending to approve that Motion for Order to Assume and Extend Employment Contracts and for Approval of Proposed Retention Policy for Key Employees dated October 18, 2000, as amended.

               "Bankruptcy Cases" has the meaning set forth in the Recitals.

               "Bankruptcy Court" has the meaning set forth in the Recitals.

               "Business" means the business and operations presently conducted by or on behalf of ACBA and CPPI in, at or upon the Property.

               "Business Day" means any day other than Saturday, Sunday or a day that the New York Stock Exchange is closed.

               "Buyer" has the meaning set forth in the introductory paragraph.

               "Buyer's Agents" means Buyer's attorneys, employees, agents, engineers, lenders, consultants, financial advisors and representatives.

               "Buyer's Documents" has the meaning set forth in Section 7.4.2.

               "Cash" means $7,000,000 in immediately available funds.

               "Casino" means the casino presently operated in a portion of Improvements.

               "Closing" has the meaning set forth in Section 9.1.

               "Closing Date" has the meaning set forth in Section 9.1.

               "Closing Net Non-Cash Working Capital" means the net non-cash working capital of the Business as of 5:59 a.m. on the day of the Closing as calculated substantially similar to the calculations set forth on Exhibit A-3.

               "Closing Net Non-Cash Working Capital Statement" has the meaning set forth in Section 10.2.

               "Closing Payment" has the meaning set forth in Section 2.2.

               "Code" shall mean the Internal Revenue Code of 1986, as amended.

               "Confirmation Order" means the order of the Bankruptcy Court confirming the Plan pursuant to 11 U.S.C. ss. 1129 and the Transaction.

               "Contracts" means those service, maintenance, insurance and other contracts and agreements and all equipment leases (including all Pre-Petition Contracts and all Post-Petition Contracts) affecting all or any portion of the Property and binding upon Seller, including, but not limited to, any leases affecting the gaming and casino equipment at the Property and the Thermal Energy Services Agreement.

               "CPPI" has the meaning set forth in the introductory paragraph.

               "CPPI Petition Date" has the meaning set forth in the Recitals.

               "CPPI Property" means that portion of the Property that is owned by CPPI or in which CPPI has any right, title or interest.

               "CRDA" means the Casino Reinvestment Development Authority.

               "Designated Section 365 Items" has the meaning set forth in
Section 3A.

               "Down Payment" has the meaning set forth in Section 2.2.

               "Employee Agreements" means those existing employee agreements for the nine members of upper executive management of Seller that are to be assumed and extended by Seller pursuant to the Approving Order.

               "Employee Plan Schedule" has the meaning set forth in Section 15A.1(a).

               "Employee Plans" has the meaning set forth in Section 15A.1(a).

               "Employees" means any persons employed in connection with the operation of the Business.

               "Environmental Inspection Period" has the meaning set forth in
Section 6.3.

               "Environmental Laws" means any federal, state or local law (whether imposed by statute, administrative or judicial order, or common law), now or hereafter enacted, governing health, safety, the environment or natural resources, or Hazardous Materials, including such laws governing or regulating the use, generation, storage, removal, recovery, treatment, handling, transport, disposal, control, discharge of, or exposure to, Hazardous Materials.

               "Environmental Liability Excess" has the meaning set forth in
Section 6.3.

               "Environmental Termination Notice" has the meaning set forth in
Section 6.3.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

               "Escrow Account" has the meaning set forth in Section 2.2.

               "Escrow Agent" means Title Associates of New York, as agent for Chicago Title Insurance Company.

               "Escrow Agreement" has the meaning set forth in Section 2.2.

               "Excluded Assets" means the assets more particularly described on Exhibit C attached hereto.

               "Execution Date" has the meaning set forth in Section 2.2.

               "Existing Leases" means those existing leases (including the Pre-Petition Leases) affecting portions of the Improvements and binding upon either ACBA or CPPI as lessor as more particularly described on Exhibit B attached hereto or otherwise executed in connection with Section 3A.3 hereof.

               "FF&E Notes" means those certain promissory notes of various dates given by ACBA to CPPI evidencing loans made by CPPI to ACBA under the Wraparound Mortgage to fund the purchase of certain furniture, fixtures, equipment and other capital items.

               "GAAP" means generally accepted accounting principals, consistently applied.

               "Hazardous Materials" means (a) petroleum or chemical products, whether in liquid, solid, or gaseous form, or any fraction or by-product thereof, (b) asbestos or asbestos-containing materials, (c) polychlorinated biphyenyls, (d) radon gas, (e) any explosive or radioactive substances, or (f) any other substance, material, waste or mixture which is or shall be listed, defined, or otherwise determined by any governmental authority to be hazardous, toxic, dangerous or otherwise regulated, controlled or giving rise to liability under any Environmental Laws.

               "HSR Act" has the meaning set forth in Section 8.3.2.

               "Improvements" means the buildings, parking facilities (including the self-parking facility and valet parking facility located on the Land), and all other structures and improvements on the Land.

               "Indenture" means the Indenture dated as of January 31, 1994 among The Claridge Hotel and Casino Corporation, CPPI, as guarantor, and the Indenture Trustee.

               "Indenture Trustee" means The Bank of New York as Indenture Trustee for the 11 3/4% First Mortgage Notes due 2002 of The Claridge Hotel and Casino Corporation and, as appropriate, as Collateral Trustee under the Collateral Trust Agreement dated as of January 31, 1994 among The Claridge Hotel and Casino Corporation, CPPI, ACBA, and The Bank of New York, as Collateral Trustee.

               "Intangible Property" means all trademarks, tradenames, copyrights and service marks, including without limitation those incorporating the name "Claridge" or "Claridge Casino Hotel" or otherwise associated with the Business, "works made for hire" as defined in the copyright laws of the United States (17 USC S 101 et seq.), patents, goodwill, tradedress, trade secrets and all other intellectual property rights of Seller relating to the Business or the Property.

               "Inventory" means all merchandise, inventories, materials and supplies used or held for sale in connection with the Business (including any inventory owned by Seller at the retail outlets located at the Improvements), including, without limitation, paper goods, brochures, office supplies, stationery, consumable goods, food, beverages, liquors, menu stock, chinaware, glassware, kitchen utensils, linens, blankets, silverware, soap, toiletries and other operational and guest supplies, but excluding all such items to the extent owned by third-party tenants under the Existing Leases or by concessionaires under the Contracts. The principal items of Inventory are more fully described in the inventory records held by CPPI and ACBA.

               "IRS" has the meaning set forth in Section 15A.1(a).

               "Land" means those certain parcels of land owned by ACBA and CPPI situated in the City of Atlantic City, County of Atlantic, State of New Jersey, and more particularly described in Exhibit A-1 and Exhibit A-2, respectively, attached hereto.

               "Laws and Regulations" means all governmental laws, regulations, ordinances or codes applicable to the Property, including the Americans with Disabilities Act of 1990 (42 U.S.C.ss. 12101 et -- seq.) and all regulations promulgated thereunder.

               "Liabilities" means all (a) liabilities set forth on the Closing Net Non-Cash Working Capital Statement, including, but not limited to, trade accounts payable, taxes (including real, personal and similar taxes) and any other obligations to any governmental authorities having jurisdiction over the Business or the Seller, employee wages, union dues, benefits and similar expenses, deductibles required to be paid under insurance policies, and the liabilities under the Wraparound Documents, costs, expenses and liabilities, whether liquidated, unliquidated or contingent, incurred by the Seller in the ordinary course of business consistent with prior practices and that arise on or after the Petition Dates in connection with (i) the Bankruptcy Cases (but excluding the fees and expenses of professionals retained by the Seller or any statutory committee appointed in the Bankruptcy Cases), (ii) the Property, and
(iii) the Business, and (b) any other liabilities that Buyer agrees to assume in accordance with this Agreement, including without limitation, the severance obligation described in Section 14 and the Employment Agreements described in
Section 7.1.11 (but in no event shall Buyer be responsible for any portion of the retention bonuses payable to key employees pursuant to the Approval Order).

               "Libra" has the meaning set forth in Section 13.

               "Material Environmental Condition" means the use, presence, storage, handling, or disposal of any Hazardous Materials at or about the Land or Improvements in violation of any Environmental Laws, which is anticipated to cost, in the aggregate, more than $5,000,000 to remove or remediate.

               "Multiemployer Plan" has the meaning set forth in Section
15A.1(a).

               "Multiple Employer Plan" has the meaning set forth in Section 15A.1(a).

               "Nondisclosed Modification Excess" has the meaning set forth in

Section 7.3.

               "Notice" has the meaning set forth in Section 17.

               "Official Noteholders Committee" means the Official Committee of secured noteholders appointed in the Bankruptcy Cases.

               "Other Property" has the meaning set forth in Section 3.

               "Permits" has the meaning set forth in Section 3.3.

               "Permitted Exceptions" has the meaning set forth in Section 7B.1.

               "Personal Property" means all tangible and intangible personal property, appliances, apparatus, Cash, notes, contract rights, credit for taxes paid on account, rights to tax refunds received after the date of the Closing, furniture, furnishings, fixtures, equipment, machinery, fittings, building supplies, marketable securities, instruments, checks, insurance policies and proceeds relating to occurrences occurring after the date of the Closing, gaming equipment, licenses, player and customer lists, permits, bonds, undertakings, business, financial and legal books, records, files and documents necessary to operate the Business, all CRDA investments and obligations, all gaming chips and tokens, maintenance and repair supplies, tools, Inventory, the ACBA Credit, Accounts Receivable, room deposits and other articles of personal property or accounts now or as of the Closing situate on or attached to and used or paid or received in connection with the Business, excluding the Excluded Assets.

               "Petition Dates" has the meaning set forth in the Recitals.

               "Phase I" has the meaning set forth in Section 6.3.

               "Plan" has the meaning set forth in the Recitals.

               "Post-Petition Contracts" means any Contracts entered into by either ACBA or CPPI on or after the respective Petition Dates for the Bankruptcy Cases.

               "Pre-Closing Period" has the meaning set forth in Section 3A.2.

               "Pre-Petition Contracts" has the meaning set forth in Section
3A.1.

               "Pre-Petition Leases" has the meaning set forth in Section 3A.1.

               "Property" means all of Seller's right, title and interest, if any, in and to the Land, the Improvements, the Personal Property, the Business, the Other Property, the Inventory, the Intangible Property, the Cash as well as any other real estate, improvements thereon and personal property owned by Seller except for the Excluded Assets.

               "Purchase Price" has the meaning set forth in Section 2.1.

               "Purchase Price Allocation" has the meaning set forth in Section 2.3.

               "Representation Modification Excess" has the meaning set forth in
Section 7.3.

               "Review Materials" has the meaning set forth in Section 4.1.

               "Ruling" has the meaning set forth in Section 8.1.3.

               "Second Quarter Amount" has the meaning set forth in Section
10.2.

               "Section 365 Items" has the meaning set forth in Section 3A.

               "Seller" has the meaning set forth in the introductory paragraph.

               "Seller's Documents" has the meaning set forth in Section 7.1.2.

               "Thermal Energy Services Agreement" means that Thermal Energy Services Agreement dated February 28, 1997 between CPPI and Thermal Energy Limited Partnership I, as supplemented by a letter agreement of the same date, and as amended by a first amendment thereto dated April 24, 2000.

               "Title Policy" has the meaning set forth in Section 8.1.4.

               "Title Report" has the meaning set forth in Section 7B.

               "Transaction" has the meaning set forth in the Recitals.

               "Wraparound Mortgage" means the Expandable Wraparound Mortgage and Security Agreement between ACBA, as mortgagor, and CPPI, as mortgagee, dated as of October 31, 1983, as the same may have been modified or amended from time to time.

               "Wraparound Mortgage Documents" means the Wraparound Note, the FF&E Notes, the Wraparound Mortgage and the related loan agreement and all additional documents given as security therefor or otherwise in connection therewith, as the same may have been modified or amended from time to time.

               "Wraparound Note" means the promissory note in the original principal amount of $127,000,000 dated as of October 31, 1983 given by ACBA to CPPI, as the same may have been modified or amended from time to time.

         2.    Agreement to Purchase and Sell; Purchase Price and Escrow
Agreement.

               2.1 Agreement to Purchase and Sell. Seller agrees to sell, assign and transfer the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon the terms and subject to the conditions set forth herein, for a total purchase price of Sixty Five Million and 00/100 U.S. Dollars ($65,000,000.00) (the "Purchase Price").

               2.2 Purchase Price/Escrow Agreement. Upon the execution and delivery of this Agreement by both Buyer and Seller, Buyer will deposit into an interest-bearing escrow account maintained by Escrow Agent, with a bank or financial institution satisfactory to Buyer and Seller (the "Escrow Account"), an earnest money deposit in the amount of One Million and 00/100 Dollars ($1,000,000) (the "Down Payment"). This Agreement shall not be effective unless and until the date that the Down Payment has been received by Escrow Agent in immediately available funds (the "Execution Date"). Upon collection of the Down Payment, the Execution Date shall be promptly acknowledged in writing by both parties. The Down Payment shall constitute a deposit to be applied, subject to the provisions of this Agreement, toward the payment of the Purchase Price. The Down Payment shall be held and invested by Escrow Agent in accordance with the provisions of the escrow agreement to be entered into among Seller, Buyer and Escrow Agent simultaneously with the execution and delivery of this Agreement, the form of which escrow agreement is attached hereto as Exhibit 2.2 (the "Escrow Agreement"). All interest earned on the Down Payment shall be paid to the party entitled to receive the Down Payment pursuant to the terms of this Agreement. Provided that all contingencies contained in this Agreement have been satisfied or otherwise waived and Seller has performed all of its obligations under this Agreement, at the Closing, Buyer shall pay, or cause Escrow Agent to pay, in immediately available federal funds, to each Seller its allocable share (pursuant to Section 2.3) of an amount (the "Closing Payment") equal to (i) the Purchase Price (ii) minus the Down Payment and accrued interest and (iii) plus or minus any adjustments permitted pursuant to Sections 6.3, 7.3 or any other adjustment expressly provided for hereunder. Notwithstanding anything herein to the contrary, all of the following shall be wire transferred in immediately available federal funds to the Indenture Trustee on or before the Closing Date in satisfaction of its first priority liens on and security interest in the ACBA Property and the CPPI Property: (i) the Closing Payment on the Closing Date and
(ii) any post-closing adjustment payable to Seller in accordance with this Agreement; provided that on the Closing Date the Indenture Trustee shall, pursuant to an escrow agreement in form and substance satisfactory to Indenture Trustee, Buyer and Seller, establish an escrow account with funds (and not distribute same to any secured noteholders or other creditors) from the Closing Payment equal to the greater of (x) the amount that the Second Quarter Amount exceeds the net non-cash working capital of the Business as of 5:59 a.m. on the day that is the last day of the month immediately preceding the Closing Date plus twenty-five percent (25%) of such excess, if any or (y) $250,000. In accordance with Section 10.2, if it is determined that there is a post-closing payment that is owed by Seller to Buyer, then the Indenture Trustee shall pay to Buyer such amount from the escrowed funds or if it is determined that there is no post-closing payment that is owed by Seller to Buyer, then the entire amount of the escrowed funds shall be payable to the Indenture Trustee in satisfaction of its first priority liens on and security interests in the ACBA Property and the CPPI Property. The Down Payment and all interest earned thereon payable to Seller on the Closing Date, or on any other date as provided for in this Agreement, shall be disbursed by the Escrow Agent to the Indenture Trustee in satisfaction of its first priority liens on and security interest in the ACBA Property and the CPPI Property.

               2.3    Allocation of the Purchase Price.

                      A. Buyer and Seller have negotiated in good faith and agree upon the allocation of Purchase Price and cash proceeds set forth in the schedule attached hereto as Exhibit 2.3 (the "Purchase Price Allocation"). Buyer and Seller agree that for purposes of compliance with Code Section 1060 each will prepare and file IRS Form 8594, Asset Acquisition Statement, with their income tax returns for the taxable year that includes the Closing Date, in a manner consistent with the Purchase Price Allocation and this Section 2.3. The Purchase Price Allocation shall be adjusted to reflect changes between the Second Quarter Amount (as shown on Exhibit A-3 annexed hereto) and the Closing Net Non-Cash Working Capital (as determined pursuant to the provisions of Section 10.2).

                      B. Notwithstanding anything to the contrary in this
Section 2.3 or Exhibit 2.3, the ACBA Consideration (as defined below) shall be allocated for federal income tax purposes among the assets of ACBA which are purchased by Buyer in the following manner:

                         (i) Furniture, fixtures, equipment and other types of
"section 1245 property" (as defined in Section 1245(a)(3) of the Code), shall be allocated a portion of the ACBA Consideration equal to $2,459,000.

                         (ii) Assets other than those subject to allocation
under Subsections B (i) or (iii) shall be allocated a portion of the ACBA Consideration equal to $1,892,000.

                         (iii) The balance of the ACBA Consideration (i.e., the
portion remaining after subtracting the allocations required by Subsections B
(i) and (ii), above) shall be allocated entirely to land, building and other real property improvements.

                      C. For purposes of this Section 2.3, "ACBA Consideration" shall mean, in accordance with Section 1.1060-1T(c) of the Treasury Regulations promulgated under the Code, (i) with respect to ACBA, the amount, in the aggregate, realized from selling its assets to Buyer pursuant to this Agreement, and (ii) with respect to Buyer, the amount, in the aggregate, of its cost of purchasing assets from ACBA pursuant to this Agreement.

         3.    Other Property Included in Purchase and Sale.

               For purposes of this Agreement, all right, title and interest of Seller, if any, in and to the following (the "Other Property"), to the extent that the same apply to the Property and are transferable or assignable, shall be included within the term "Property" and shall be transferred in accordance with the terms hereof, by Seller to Buyer at the Closing:

               3.1 all easements, rights of way, strips, gores, privileges, licenses, appurtenances and other rights and benefits running with the Land and Improvements;

               3.2 the Designated Section 365 Items and all security deposits or other deposits held on the Closing Date in connection therewith;

               3.3 any certificates of occupancy with respect to the Improvements and any other licenses (including liquor licenses), certificates and permits issued by any governmental or quasi-governmental authority to Seller with respect to the Property, excluding any and all permits that are non-transferable pursuant to applicable Laws and Regulations (collectively, the "Permits");

               3.4 all future reservations and advance bookings, including customer deposits with respect thereto, for the use of portions of the Property;

               3.5    all telephone exchange numbers;

               3.6    the Wraparound Mortgage Documents;

               3.7    all Intangible Property; and

               3.8 all warranties, guaranties and other contract rights, if any, with respect to the Property, including any of the property described in Sections 3.1 through 3.7 above.

               3A.    The Existing Leases and the Contracts.

               3A.1   The parties acknowledge that any Contacts entered into by
either ACBA or CPPI prior to the respective Petition Dates for the Bankruptcy Cases ("the "Pre-Petition Contracts") are "executory contracts" pursuant to
Section 365 of the Bankruptcy Code and that any Existing Leases entered into by either ACBA or CPPI prior to the respective Petition Dates for the Bankruptcy Cases (the "Pre- Petition Leases") are "unexpired leases" pursuant to Section 365 of the Bankruptcy Code meaning, among other things, that the Seller may reject the Pre-Petition Contracts and the Pre-Petition Leases (together with any contracts or leases executed in accordance with Section 3A.3 hereof, being sometimes hereinafter collectively referred to as the "Section 365 Items"). Seller shall provide to Buyer a schedule of all of the Section 365 Items (which shall include information, if any, known to Seller relating to present and uncured defaults by Seller or the other party to the contract or lease for each
Section 365 Item) on or before thirty (30) days after the Execution Date. Within fifteen (15) days after Buyer's receipt of the schedule of Section 365 Items, Buyer shall give Seller written notice (the "Assumption Notice") of any Section 365 Items it desires Seller to assume (the "Designated Section 365 Items"). Upon the Bankruptcy Court approving such assumption, Buyer shall cure all defaults and, subject to Seller's obligation under Section 3A.2, be responsible for all future obligations existing or accruing from and after the Petition Dates arising out of the Designated Section 365 Items and no other Section 365 Items; provided, however, that if Buyer does not deliver the Assumption Notice to Seller within such fifteen (15) day period, then Buyer shall be deemed to have elected to assume all of the Section 365 Items and shall cure all defaults and be responsible for all future obligations existing or accruing from and after the Petition Dates arising out of the Section 365 Items. Notwithstanding anything to the contrary contained herein, Buyer shall, as a condition to Seller's obligations hereunder, be required to assume each of the following: (a) all Contracts and Existing Leases executed subsequent to the Petition Dates and prior to the Execution Date, (b) all Contracts and Existing Leases executed on and after the Execution Date, subject to the terms and condition of this Agreement, in the ordinary course of business consistent with prior practices,
(c) the Thermal Energy Services Agreement, (d) the Employee Agreements, (e) ACBA's liabilities under the Wraparound Mortgage Documents, and (f) the responsibility for all obligations and the related security agreements of Seller to and with Micros Leasing, Simplex Time Recorder Company and Diebold Credit Corporation.

               3A.2   Between the Execution Date and the Closing Date (the
"Pre-Closing Period"), Seller will perform all of its obligations on all Designated Section 365 Items accruing during the Pre-Closing Period and pay all sums due under the Designated Section 365 Items, all in the ordinary course of business consistent with prior practice.

               3A.3   During the Pre-Closing Period, Seller will not assume,
renew, exercise an option to extend or otherwise agree to modify the Existing Leases or Contracts, or enter into any other agreements, contracts or leases except in the ordinary course of business consistent with prior practice or otherwise with the prior consent of the Bankruptcy Court. Notwithstanding anything herein to the contrary, Seller shall not enter into any contract or agreement or modify, extend, renew, or assume the Existing Leases or Contracts if same will bind Buyer after the Closing and will either (i) result in an obligation or liability to Seller, in each instance, for each such lease, contract or agreement, of $100,000 or more, or (ii) extend the term of the Contracts or Existing Leases for more than twelve (12) months, without the prior written consent of Buyer, which consent may not be unreasonably withheld, delayed or conditioned. Notwithstanding the foregoing, however, in no event shall Seller be required to seek Buyer's consent to any extension, modification, renewal or assumption of any Existing Leases or Contracts if the subject Existing Lease or Contract does not provide Seller with any right to consent to the action so taken. Upon written notice to Buyer and Buyer's receipt of such lease, contract or agreement, Buyer shall have fifteen (15) days to deliver to Seller its written approval or disapproval in accordance with this Agreement; failure by Buyer to so deliver Seller its approval or disapproval on or before such fifteenth (15th) day shall be deemed to be an affirmative approval by Buyer. This Section 3A.3 shall not apply to any employment contracts or agreements with any Employee.

               3A.4   During the Pre-Closing Period, with respect to any
Designated Section 365 Item which can be assigned only upon the consent of a third party not obtained in connection with, or otherwise deemed received upon entry of, the Confirmation Order, Seller will undertake reasonable efforts to obtain such consent if Buyer notifies Seller of its intent to have Seller assume any such Designated Section 365 Item and assign them to Buyer on the Closing Date. However, to comply with the foregoing commitment, Seller will not be required to pay any consideration, incur any out-of-pocket expenses or commence any litigation or other legal proceedings in order to obtain consent to an assignment. In no event, however, shall the receipt of any consent relating to the transfer of any Designated Section 365 Item be a condition to the Closing or the performance of Buyer's obligations hereunder.

               3B.    Security Interests.

               3B.1   The Bankruptcy Court by its orders has confirmed that the
Indenture Trustee has first priority liens and security interests in the Property, except for (i) certain cash as to which all interested parties have reserved their rights, pursuant to orders issued in the Bankruptcy Cases and further pursuant to the Global Stipulation and Order dated December 21, 1999, and has granted to the Indenture Trustee certain additional replacement liens and (ii) certain equipment subject to purchase money security interests as set forth in Exhibit 7.1.9. Nothing herein shall (a) adversely affect the rights of the Indenture Trustee with respect to such liens and security interests in, or its rights as Indenture Trustee with respect to, the Property or the Collateral (as defined in the Indenture) and the proceeds thereof under the Indenture, the Related Documents (as defined in the Indenture), the Bankruptcy Court's orders or applicable law, (b) be construed or implied to be a representation or warranty by Seller in any way relating to such security interests or liens or
(c) affect any of the liens or encumbrances on the Property that are either Permitted Exceptions or those items listed on Exhibit 7.1.9 including, but not limited to, those liens held by Micros Leasing, Simplex Time Recorder Company and Diebold Credit Corporation, the liability of which shall be assumed by Buyer.

         4. Documents and Information Furnished by Seller; Confidentiality of Transaction.

               4.1 Review Materials. Buyer has received or will receive from Seller certain non-public information and documentation in connection with Buyer's evaluation of the Transaction, including, without limitation, the Existing Leases, the Contracts and other materials relating to the ownership, construction, renovation, leasing and operation of the Property (collectively, the "Review Materials"). The Review Materials and all other materials, books and records examined by or on behalf of Buyer pursuant to this Agreement shall: (i) be held in strict confidence by Buyer and Buyer's Agents, (ii) not be used for any purpose other than the investigation and evaluation of the Property and Business by Buyer and Buyer's Agents, and (iii) not be disclosed, divulged or otherwise furnished to any other person or entity except Buyer's Agents. If this Agreement is terminated for any reason whatsoever, Buyer shall promptly return to Seller all of the Review Materials in the possession of Buyer and Buyer's Agents.

               4.2 Confidentiality of Transaction. Seller and Buyer agree that the Transaction shall remain strictly confidential and that no press or other publicity release or communication to the general public in connection with the Transaction shall be issued until after the Closing without the other party's prior written approval. Notwithstanding anything to the contrary contained herein, (a) Seller may disclose to the Bankruptcy Court information not contained in this Agreement and otherwise relating to the Transaction that is required by the Bankruptcy Court or that Seller deems prudent to disclose to the Bankruptcy Court, provided that in all such events that the Seller shall petition or request the Bankruptcy Court to seal or not disclose such information to any other parties, and (b) Seller may disclose information relating to the Transaction if it is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to be disclosed, provided that Seller notifies Buyer of same upon receipt of such requests prior to disclosing the requested information. All information, studies and reports relating to the Property obtained by Buyer either by the observations and examinations of Buyer's Agents or as disclosed to Buyer or Buyer's Agents by Seller shall, to the extent not otherwise available to the general public, remain strictly confidential, and shall not be disclosed to anyone other than Buyer or Buyer's Agents and shall be used by Buyer solely to evaluate the purchase of the Property or to arrange financing in connection with the purchase of the Property. Upon a termination of this Agreement, Buyer shall promptly deliver to Seller, at no cost to Seller, all such information, reports and studies. Notwithstanding the foregoing, the parties may make disclosures reasonably required to obtain consents and approvals referred to in this Agreement and as may be required by Laws and Regulations, and Seller and its affiliates may disclose to its or their creditors and the Bankruptcy Court the existence of the Transaction.

               4.3 Notwithstanding anything contained in this Section to the contrary, Buyer shall have no obligation to maintain the confidentiality of any information that:

                      (a) can be shown in writing to have been already known by Buyer at the time of disclosure of the Review Materials;

                      (b) was available to Buyer on a non-confidential basis from a source other than Seller or its advisors, provided that such source was not known by Buyer to be bound by a confidentiality agreement regarding the Business or Seller;

                      (c) at the time of disclosure or thereafter was generally available to and known by the public (other than as a result of a disclosure in violation of this confidentiality provision directly or indirectly by Buyer);

                      (d) is or has been independently acquired or developed by Buyer without violating any obligations of this Section; and

                      (e) is legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to be disclosed by Buyer, provided that Buyer notifies Seller of same prior to disclosing the requested information.

               4.4 Survival. The provisions of this Article 4 shall survive the termination of this Agreement.

         5.    Assumption of Liabilities.

               5.1 Effective on the Closing Date, provided that Seller has performed its obligations under this Agreement, Buyer shall assume the Liabilities, but shall not assume any of the following to the extent such items would have otherwise been included in the Liabilities:

                      (a) any Liabilities incurred during the Pre-Closing Period not in the ordinary course of business consistent with prior practice (unless otherwise approved by Buyer); and

                      (b) any Section 365 Items not designated or not deemed designated by Buyer.

         6.    Buyer's Inspection of the Business and Property.

               6.1 As a material inducement to Seller to execute this Agreement, Buyer acknowledges, represents and warrants that (i) prior to the date of this Agreement, Buyer has examined and inspected the Property and the Business, including the construction, renovation, operation and leasing of the Property, together with the Contracts, the Permits, and the Existing Leases,
(ii) Buyer will accept and will be fully satisfied in all respects with the foregoing and with the physical condition, state of title (subject to the provisions of Section 7B.1 hereof), including, but not limited to the liens and security interests of the Indenture Trustee which will, upon consummation of the Transaction, attach to the proceeds (i.e., the Purchase Price), value, financing status, use, leasing, operating, tax status, income and expenses of the Property and the Business, (iii) the Property and Business will be purchased by Buyer "as is" and, upon Closing, Buyer shall assume responsibility for the physical condition of the Property and all Liabilities in accordance with the provisions of this Agreement, and (iv) Buyer will have decided to purchase the Property solely on the basis of its own independent investigation. Seller has not made, does not make, and has not authorized anyone else to make any representation as to the present or future physical condition, state of title, value, financing status, use, leasing, operation, use, tax status, income and expenses or any other matter or thing pertaining to the Property except as expressly set forth herein, and Buyer acknowledges that no such representation has been made and that in entering into this Agreement it does not rely on any representation other than those expressly set forth herein. EXCEPT AS EXPRESSLY SET FORTH HEREIN, SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED OR ARISING BY OPERATION OF LAW, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF CONDITION, HABITABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. Seller shall not be liable for or bound by any verbal or written statements, representations, real estate broker's "setups" or information pertaining to the Property furnished by any real estate broker, agent, employee, servant or any other person unless the same are specifically set forth herein.

               6.2 Inspection. From and after the Execution Date but subject to the limitations and restrictions set forth in this Section 6.2, Seller shall permit Buyer and Buyer's Agents to enter upon the Land and Improvements at all reasonable times during normal office business hours, to continue to inspect the Land and Improvements and continue to conduct such tests that Buyer deems reasonable which are approved by Seller, which approval shall not be unreasonably withheld. Such tests may include but are not limited to surveys, test borings, structural and systems engineering studies, environmental and other inspections which the Buyer may deem necessary, including without limitation any tests, studies or inspections necessary to determine the surface and subsurface condition of the Land and to finish any work necessary to complete site and engineering plans for Buyer's intended use. Buyer shall notify Seller, in writing, of its intention, or the intention of Buyer's Agents, to enter the Land and Improvements at least twenty-four (24) hours prior to such intended entry, and shall obtain Seller's prior written consent to any test (including, but not limited to, the location of such test) to be conducted. Buyer shall bear the cost of all such inspections and tests. At Seller's option, Seller may be present for any inspection or test. Seller shall make available to Buyer all of the Review Materials, including without limitation documents, reports and the like in Seller's possession that may be requested by Buyer relating to the physical condition and ownership of the Land and Improvements as well as the financial condition and operation of the Business. Buyer shall hold all information and knowledge acquired pursuant to this Section 6.2 in accordance with the provisions of Section 4 of this Agreement. Notwithstanding anything to the contrary contained herein, Buyer's acknowledgements, representations and warranties contained in Section 6.1 hereof shall not be affected or otherwise diminished in any way by the inspection rights granted to Buyer under this Section 6.2 or by the results of any such inspection.

               6.3 Beginning on the Execution Date and expiring on the thirtieth (30th) day after the Execution Date (as the same may be extended strictly in accordance with this Section 6.3, the "Environmental Inspection Period"), Seller shall permit Buyer and an independent third party hired by Buyer to enter upon the Land and Improvements at all reasonable times during normal office business hours (subject to the restrictions and limitations set forth in Section 6.2 and this Section 6.3), to conduct a phase I environmental assessment ("Phase I") of the Land and Improvements at Buyer's sole risk and expense. If the Phase I identifies the existence of a Material Environmental Condition at the Land or Improvements, Buyer shall have the option, to be exercised by written notice given to Seller prior to the expiration of the

Environmental Inspection Period, to extend the Environmental Inspection Period for one additional period of thirty (30) days in order to perform such additional inspections and tests as deemed necessary by Buyer (which tests shall be performed in accordance with the restrictions and limitations set forth in this Section 6). Buyer shall provide a copy of the Phase I report and any other report regarding subsequent testing and inspections to Seller (at no cost to Seller) prior to the expiration of the Environmental Inspection Period. If the Phase I or subsequent testing and inspections either (i) identifies any Material Environmental Condition, and if Seller is unwilling to deduct from the Purchase Price the amount by which the estimated remediation or removal costs associated with the Material Environmental Condition exceeds $5,000,000, or (ii) identifies a Material Environmental Condition that is reasonably anticipated by Buyer and Seller to cause a cessation of the operation of the Casino in excess of 30 consecutive Business Days commencing after the Closing Date, and if Seller is unwilling to deduct from the Purchase Price (i) the amount by which the estimated remediation or removal costs associated with such Material Environmental Condition plus (ii) the amount of the estimated lost Casino profits (to be estimated based upon a trailing 12 month average of profits generated from the Casino) during such period of cessation of Casino operations exceeds, in the aggregate, $5,000,000, then Buyer may, in its sole and absolute discretion, elect to terminate this Agreement. Buyer's right to terminate this Agreement pursuant to this Section 6.3 shall be exercised by giving Seller written notice of its intent no later than the expiration of the Environmental Inspection Period (as the same may be extended pursuant to this Section 6.3) (the "Environmental Termination Notice") and shall be effective on the tenth
(10th) Business Day thereafter unless Seller delivers to Buyer, no later than five (5) Business Days after receipt of the Environmental Termination Notice, a written notice stating that either: (i) Seller disputes the cost or scope of the required remediation or Buyer's estimate of the length of the anticipated closure of the Casino to effectuate such remediation or removal, or (ii) Seller agrees to either (x) reduce the Purchase Price by the amount by which the removal or remediation costs set forth in the Environmental Notice relating to the Material Environmental Condition, together with the estimated lost profit from the Casino, if applicable, exceeds, in the aggregate, $5,000,000 (the "Environmental Liability Excess") or (y) reflect the Environmental Liability Excess as a liability on the Closing Net Non-Cash Working Capital Statement. In the event that Seller and Buyer are unable to mutually agree on the cost or scope of the removal or remediation of the claimed Material Environmental Condition disclosed in the Phase I or subsequent testing or inspections by a date which is no later than 10 Business Days after Seller's receipt of the Phase I report or the anticipated closure of the Casino, if applicable, in connection with such removal or remediation, Buyer and Seller shall promptly submit all documents necessary to enable the Bankruptcy Court to make such determination pursuant to Section 18.7 hereof. If Buyer does not deliver the Environmental Termination Notice to Seller prior to the expiration of the Environmental Inspection Period, Buyer shall be deemed to have waived its right to terminate this Agreement pursuant to this Section 6.3, or if the Phase I or subsequent testing and inspections do not identify a Material Environmental Condition, such right to terminate under this Section 6.3 shall be deemed deleted and this Agreement shall continue in effect subject to the other provisions hereof. In the event that this Agreement is terminated in accordance with the provisions of this Section 6.3, the Down Payment and interest accrued thereon shall be returned to Buyer and neither party shall have any further liability to the other party, except with respect to the covenants, representations and warranties contained in Sections 4, 6.5 and 13.

               6.4 Buyer's Responsibilities. In conducting any inspections, investigations or tests on the Land and Improvements, Buyer and its agents and representations shall: (i) not interfere with the operation and maintenance of the Business, the Land and the Improvements; and (ii) restore the Land and Improvements to the condition in which the same was found before any such inspection or test was undertaken.

               6.5 Buyer's Indemnification. Notwithstanding anything to the contrary contained in this Agreement, any investigation or examination of the Land, the Improvements or the Business and the agreements, documents and materials pertaining thereto performed by Buyer or Buyer's Agents prior to the Closing shall be performed at the sole risk and expense of Buyer, and Buyer shall be solely responsible for the acts or omissions of any of Buyer's Agents brought on, or to, the Land or Improvements by Buyer. In addition, Buyer shall defend, indemnify and hold Seller harmless from and against all loss, cost, expense (including, but not limited to, reasonable attorneys' fees and court costs arising from the enforcement of this indemnity), damage and liability resulting from claims for personal injury, wrongful death, property damage or any other liability or damage against Seller or any of the Property arising from or as a result of, any act or omission of Buyer or Buyer's Agents in connection with any inspection or examination of the Property and the agreements, documents and materials pertaining thereto by Buyer or Buyer's Agents. The provisions of the foregoing sentence shall survive the Closing or the earlier termination of this Agreement.

         7.    Representations, Warranties and Covenants.

               7.1 Representations and Warranties of Seller. Seller makes the following representations and warranties to Buyer it being understood, acknowledged and agreed that for purposes of this Agreement, ACBA shall only be deemed to make representations and warranties with respect to itself and the portion of the Property owned by ACBA and CPPI shall only be deemed to make representations and warranties with respect to itself and the portion of the Property owned by CPPI:

               7.1.1 (a) ACBA is a limited partnership duly organized under the laws of the State of New Jersey and has all requisite power and authority to carry on the business and to own the property that it now carries on and owns.

                      (b) CPPI is a corporation duly organized under the laws of the State of New Jersey and has all requisite power and authority to carry on the business and to own the property that it now carries on and owns.

               7.1.2 Subject to the approval of this Agreement as part of a reorganization plan confirmed by the Bankruptcy Court, the execution, delivery and performance of this Agreement and all other documents, instruments and agreements now or hereafter to be executed and delivered by Seller pursuant to or in connection with this Agreement (collectively, "Seller's Documents") are within the partnership power of ACBA and the corporate power of CPPI. Subject to the approval of this Agreement as part of a reorganization plan approved by the Bankruptcy Court, this Agreement constitutes, and at the Closing Seller's Documents will constitute, the legal, valid and binding obligations of Seller, enforceable against ACBA and CPPI, as applicable, in accordance with their respective terms. Subject to the approval of this Agreement as part of a reorganization plan approved by the Bankruptcy Court, the execution, delivery and performance by Seller of Seller's Documents will not violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to ACBA and CPPI, as applicable. Except for compliance with governmental consents required in connection with the transfer of the Permits to Buyer or consents of the Bankruptcy Court in connection with the Bankruptcy Cases, no consent or approval by any governmental authority is required in connection with the execution, delivery and performance by Seller of any of Seller's Documents.

               7.1.3  Neither ACBA nor CPPI is a "foreign person" as defined in
Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

               7.1.4 Seller has not given nor has Seller received any written notice of a material post- petition default under the Existing Leases which remains uncured (the foregoing does not apply to any delinquencies in the payment of monthly rent which have existed for less than thirty (30) days), except as set forth in the schedule attached hereto as Exhibit 7.1.4 which sets forth the payment status of all Existing Leases, nor to the best of Seller's knowledge are there any existing facts or circumstances that with the giving of notice, the passage of time, or both, could result in such material default. Exhibit B attached hereto lists all of the Existing Leases binding upon Seller as lessor as of the date hereof.

               7.1.5 Seller has not given nor has Seller received any written notice of a material post- petition default under any of the Contracts which remain uncured except as set forth in Exhibit 7.1.5. Exhibit D attached hereto lists all of the Post-Petition Contracts binding upon Seller as of the date hereof.

               7.1.6 Seller shall apply for an order from the Bankruptcy Court fixing a bar date for filing post-petition claims in the Bankruptcy Cases and shall comply with the notice provisions contained in that order.

               7.1.7 That from and after the date hereof, Seller shall not disclose its player and customer lists and records, and related marketing plans to any unrelated third party, except (i) as required by the Bankruptcy Court with respect to the Bankruptcy Cases or (ii) for disclosures made for purposes of obtaining prospecting lists under confidentiality agreements in the ordinary course of business.

               7.1.8 Seller has not received any written notice (which remains uncured) from any governmental authority stating that the Property violates any Laws and Regulations in any material respect, nor to the best of Seller's knowledge, are there any existing facts or circumstances that with the giving of notice, the passage of time, or both, could be reasonably anticipated to result in such violation, except regarding CPPI's liability to the State of New Jersey for unredeemed chip and token balances.

               7.1.9 That at the Closing, the Property, including the Land and the Personal Property, will be transferred in accordance with the provisions of this Agreement and pursuant to the Confirmation Order to Buyer free and clear of all liens, encumbrances, claims, and ownership interests (including but not limited to the first priority liens and security interests held by the Indenture Trustee as described in Section 3B.1) other than the Permitted Exceptions and any other encumbrances or interests set forth on Exhibit 7.1.9, unless expressly otherwise provided in this Agreement or agreed to by Buyer; provided, however, the parties acknowledge and agree that the liens on the Property held by the Indenture Trustee will, upon consummation of the Transaction, attach to the proceeds of the Property (i.e., the Purchase Price) and such proceeds shall be paid to the Indenture Trustee in accordance with Section 2.2.

               7.1.10 That during the Pre-Closing Period, Seller will conduct the Business in the ordinary course consistent with past practice.

               7.1.11 That during the Pre-Closing Period, Seller will not enter into any employment contracts or agreements with any Employee, oral or written, nor will Seller increase the compensation of any Employee, except for annual merit or longevity increases in the ordinary course of business consistent with past practice but which in no event shall exceed 10% of annual compensation or as required by any collective bargaining agreement. Notwithstanding the foregoing, Seller shall extend the Employee Agreements and provide retention bonuses for key employees both in accordance with the Approving Order, and Buyer acknowledges and agrees that Seller has applied to the Bankruptcy Court therefor. Seller will not make any bonus payments or the like to any Employees prior to or on the Closing Date without the prior approval of the Bankruptcy Court or as otherwise contemplated in the Approving Order. Notwithstanding anything herein to the contrary, but subject to the approval of the Bankruptcy Court in connection with the Bankruptcy Cases, if any Employee under an existing written employment contract or agreement with either ACBA or CPPI ceases to be an Employee, whether voluntarily or otherwise, at any time after the Execution Date, and if Seller, in Seller's reasonable judgment, requires that a replacement employee be retained in order to continue the operation and management of the Business in accordance with past practices, then Seller may enter into such replacement employment contract or agreement provided that Buyer gives its prior written consent, which consent may not be unreasonably withheld, delayed or conditioned.

               7.1.12 That during the Pre-Closing Period, CPPI will maintain the Property in good repair and condition, reasonable wear and tear excepted, and shall prevent waste and/or dissipation of the Property, all in the ordinary course of business consistent with past practice. However, Seller shall have no obligation to undertake any capital improvements following the Execution Date, except those capital improvements necessary to prevent any waste or dissipation of any asset all in the ordinary course of business consistent with past practice;

               7.1.13 Seller has received no written notice that the present use and operation of the Land and Improvements is in material violation of any existing environmental, zoning, flood control and other land use regulations applicable to the Land, and to the best of Seller's knowledge, Seller has received no written notice of any present proposal by any governmental authority or any private party or entity which could reasonably be anticipated to affect the continued authorization of the present use and operation of the Land in a manner which would have a material and adverse affect on the value or operation of the Land;

               7.1.14 That to the best of Seller's knowledge (i) there are no existing or pending (a) plans to widen, modify or realign any street or highway adjacent or appurtenant to the Land or (b) eminent domain proceedings that would materially affect the Land, and (ii) Seller has not received any written notice of intended public improvements which would result in any material charge being levied or assessed against, or in the creation of any lien upon, the Land;

               7.1.15 That the Land and Improvements are connected to and serviced by water, sewage disposal, gas and electrical facilities that are adequate for the present use of the Land and Business;

               7.1.16 That Seller has received no written notice from any governmental authority, any insurance company, any board of fire underwriters, or other body exercising similar functions requiring any material repairs to or replacements of any Improvements, nor to the best of Seller's knowledge, has Seller done or omitted to take any action that would reasonably be anticipated to result in any such notice, except for a fire inspection notice regarding repairs to the steps in the garage;

               7.1.17 That Seller holds all Permits necessary to operate the Business as it is presently operated. Seller shall not modify or rescind any of the Permits prior to the Closing except as in the ordinary course of business consistent with past practice, and shall use good faith efforts to obtain any renewal or extension of the Permits as may be required by law in the ordinary course of business consistent with past practice;

               7.1.18 Seller has received no written notice that there are any actions or proceedings pending or threatened against Seller, the Land, the Improvements or the Business before any court or administrative agency in any way connected with or relating to the Property, the Improvements or the Business that would materially and adversely affect Seller's ability to perform under this Agreement other than actions filed with the Bankruptcy Court in connection with the Bankruptcy Cases;

               7.1.19 Seller has received no written notice that there are any material investigations, or proceedings, either currently in progress or expected to be instituted in the future, by any administrative agency, whether local, state, or federal relating to the Land, the Improvements or the Business;

               7.1.20 Seller will expeditiously take such actions as are required to consummate the Transaction on the Closing Date;

               7.1.21 To the best of Seller's knowledge, no fact or circumstance presently exists which could render any of Seller's representations and warranties contained in Section 7.1 materially untrue; and

               7.1.22 Exclusive of any rights to severance payments under the employee manuals and policies, there are no employee agreements, other than the Employee Agreements, that require severance payments or other benefits to be paid to any Employee severed as a result of the transfer of the Property from Seller to Buyer or otherwise resulting from the change of control of ownership of the Business.

               7A.1   LNA Contingency. At or prior to Closing, Seller shall
provide Buyer with a Letter of Non-Applicability ("LNA") from the New Jersey Department of Environmental Protection ("NJDEP"), evidencing that the Industrial Site Recovery Act (N.J.S.A. 13:1K-6, et seq.) ("ISRA") does not apply to the Transaction. CPPI shall use commercially reasonable efforts to obtain the LNA. CPPI shall pay the filing fee in connection with the LNA. If, for whatever reason, CPPI does not obtain the LNA by the Closing Date, as said date may be extended as hereinafter provided, Buyer's sole remedy shall be to terminate this Agreement by notice to Seller, in which event the Down Payment and interest accrued thereon shall be returned to Buyer and neither party shall have any further liability to the other party, except with respect to the covenants, representations and warranties contained in Sections 4, 6.5 and 13; provided, however, that in the event the LNA is not issued due to a material violation of existing Environmental Laws which was known to Seller on the date hereof (except, if in the reasonable opinion of Seller, such violation was not anticipated to cause the LNA to be denied), then in addition to the Down Payment and all interest accrued thereon, Buyer shall also be entitled to reimbursement from CPPI of all reasonable costs and expenses, including reasonable attorneys' fees, that Buyer incurred during the Pre-Closing Period in connection with the Transaction. Seller shall use commercially reasonable efforts to procure the LNA, but in no event shall Seller have any obligation to do an act, file any instrument or expend any sum in connection with or as a result of ISRA, except as hereinabove expressly set forth; and in no event whatsoever shall Seller be required to expend any money other than the ISRA filing fee in connection with or as a result of ISRA, including, without limitation, Sellers' procurement of the LNA. Buyer agrees that it shall cooperate with Seller, by executing any and all affidavits reasonably required by Seller or by the NJDEP in connection with obtaining the LNA. If CPPI is unable to obtain the LNA on or before the Closing Date despite diligent good faith efforts on the part of CPPI, Seller shall have the right to extend the Closing Date for a reasonable period of time (not to exceed the 270th day from the Execution Date) so that CPPI may procure the LNA prior to the Closing. CPPI agrees to copy Buyer with all correspondence to the NJDEP relating to Seller's efforts to obtain the LNA pursuant to this Section 7A.

               7B.1   Real Property Title Report Contingency.

                      (a) Buyer has obtained a title report relating to the Land (the "Title Report") prior to the date hereof. Buyer shall have ten (10) Business Days after the Execution Date to object to any of the title exceptions listed thereon by written notice to Seller. These title exceptions as well as other exceptions to title which arise after the Execution Date and are objectionable to Buyer, shall be referred to as the "Title Objections". In no event however, shall (i) any item listed on Exhibit 7B.1 annexed hereto, (ii) any standard exception in the ALTA Form Title Policy which is not permitted to be removed by law, or (iii) any title matter that will be cured upon the filing of the Confirmation Order, constitute a Title Objection (items (i) and (ii) are sometimes hereinafter collectively referred to as the "Permitted Exceptions").

                      (b) Seller will use commercially reasonable efforts to remove all of the Title Objections on or prior to the Closing Date. However, to comply with the foregoing covenant, and in order to effectuate such removal, Seller will not be required to (i) pay more than an aggregate of $100,000 in consideration and out-of-pocket expenses to cure any monetary liens, judgments or similar encumbrances on the Property having an aggregate liquidated value of $100,000 or less, or to expend such amounts if, after such expenditure, there will be Title Objections that will remain uncured that Seller is not otherwise obligated to cure or remove hereunder and that are not waived or otherwise accepted by Buyer, (ii) pay to cure any monetary liens, judgments or similar encumbrances on the Property having an aggregate liquidated value of over $100,000, or (iii) commence any litigation or other legal proceeding, other than any administrative filings required in connection with the cure or removal of the items required to be paid under subsection (i) above. If Seller, after taking such action, is unable to remove all the Title Objections on or before the Closing Date, it shall so notify Buyer in writing. Provided that Seller has commenced the cure of the Title Objections and is prosecuting the cure of the same in a commercially reasonable manner, the Closing Date shall be extended for a period not to exceed sixty (60) days to enable Seller to remove the Title Objections. In the event that the Title Objections are not removed during such extension period, this Agreement will, at the option of Buyer, or at the option of Seller provided Seller did not act in bad faith and used commercially reasonable efforts to remove the Title Objections, terminate effective as of the date either party gives notice to the other to terminate in which event the Down Payment and interest received thereon shall be returned to Buyer, and neither party shall have any further liability to the other party, except with respect to the covenants, representations, warranties and indemnities set forth in Sections 4, 6.5 and 13. If this Agreement is terminated due to Seller's failure to remove the Title Objections, Seller shall pay the costs of the title search. Notwithstanding, the foregoing, Buyer may elect, in its sole discretion, in writing delivered to Seller, to waive the removal of any Title Objection from the Title Policy in which case the Transaction will proceed without any reduction in the Purchase Price. Notwithstanding anything to the contrary contained in this Section, Seller may, as an alternative to causing any Title Objection to be satisfied of record and provided that the Title Company agrees to omit such Title Objection from the Title Policy: (i) bond or cause to be bonded such Title Objection, (ii) deliver or cause to be delivered to Buyer or the Title Company, on the date of the Closing, instruments in recordable form and sufficient to satisfy such Title Objection of record, together with the appropriate recording or filing costs, (iii) deposit or cause to be deposited with the Title Company sufficient monies, acceptable to and reasonably requested by the Title Company, to insure the obtaining and recording of a satisfaction of the Title Objection, or (iv) otherwise cause the Title Company to omit such Title Objection from the Title Policy.

               7.2    Intentionally Omitted.

               7.3 Limitation of Seller's Representations. The representations of Seller contained in Section 7.1 are made as of the date hereof. Prior to the date of the Closing and promptly upon learning of same, Seller shall notify Buyer of any modifications to such representations or any other representation, warranty or covenant contained elsewhere in this Agreement and the schedules and exhibits annexed hereto which are required, as the result of additional information coming to the knowledge of Seller or on account of the operation and management of the Property between the date hereof and the Closing, in order to make such representations, warranty or covenant and/or the schedules and exhibits annexed hereto true in all material respects. In the event the resulting cost or liability as required to be borne by Buyer arising from or in connection with any such modification can, in the reasonable opinion of Seller and Buyer, be estimated to exceed, in the aggregate, Five Million Dollars ($5,000,000.00) (the "Representation Modification Excess"), in cost or liability to Buyer, Buyer may elect to terminate this Agreement unless Seller agrees to either (x) deduct the Representation Modification Excess from the Purchase Price or (y) reflect the Representation Modification Excess as a liability on the Closing Net Non-Cash Working Capital Statement. In the event that Buyer and Seller are unable to mutually agree on a determination of the resulting cost or liability required to be borne by Buyer arising from or in connection with such modifications within fifteen (15) days from the date Buyer is notified of such modification, Buyer and Seller shall promptly submit all documents necessary to enable the Bankruptcy Court to make such determination pursuant to Section 18.7 hereof. If Buyer terminates this Agreement pursuant to the immediately preceding sentence, the Down Payment and all interest earned thereon shall be delivered to Buyer and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the covenants, representations, warranties and indemnifications set forth in Sections 4, 6.5 and 13. Notwithstanding the foregoing, in the event that such modification to representations, schedules and exhibits was known to Seller on the date hereof and not disclosed to Buyer, and the resulting cost or liability required to be borne by Buyer arising from or in connection with any such modification can, in the reasonable opinion of Seller and Buyer (subject to the Bankruptcy Court's right, if necessary, to make such determination as set forth above), be estimated to exceed, in the aggregate, Two Million Five Hundred Thousand Dollars ($2,500,000.00) (the "Nondisclosed Modification Excess"), and should Seller not agree to either (x) deduct such Nondisclosed Modification Excess from the Purchase Price or (y) reflect the Nondisclosed Modification Excess as a liability on the Closing Net Non-Cash Working Capital Statement, Buyer may, at its sole option, terminate the Agreement. In the event that Buyer terminates this Agreement pursuant to the immediately proceeding sentence, in addition to the return of the Down Payment and accrued interest thereon, Buyer shall also be entitled to reimbursement from CPPI of all reasonable costs and expenses, including reasonable attorneys' fees, that Buyer incurred during the Pre-Closing Period in connection with the Transaction and the parties shall be released from all further obligations and liabilities with respect to this Agreement, except with respect to the covenants, representations , warranties and indemnifications set forth in Sections 4, 6.5 and 13. Where representations and warranties are made in this Agreement that are expressly to the "best of Seller's knowledge," such phrase shall mean and be limited to the statement that there is no fact or circumstance contrary to such representation or warranty within the actual knowledge of, or included in a written notice received or sent by Frank A. Bellis, Jr., Albert T. Britton, Jean Abbott or Laura L. Palazzo or the directors of the board of CPPI.

               7.4 Representations and Warranties of Buyer. Buyer makes the following representations and warranties to Seller:

                      7.4.1 Buyer is a corporation duly constituted, validly existing and in good standing under the laws of the State of Delaware. Buyer has all requisite power and authority to carry on its business and to own the property that it now carries on and owns.

                      7.4.2 The execution, delivery and performance of this Agreement and all other documents, instruments and agreements now or hereafter to be executed and delivered by Buyer pursuant to or in connection with this Agreement (collectively, "Buyer's Documents") are within the power of Buyer and have been duly authorized by all necessary or proper action. This Agreement constitutes, and at the Closing Buyer's Documents will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms, except to the extent enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws or equitable principles affecting creditors' rights in general. The execution, delivery and performance by Buyer of Buyer's Documents will not (i) conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, indenture, lease, license, permit, agreement or other instrument or obligation to which Buyer is a party or by which it is or may be bound; or (ii) violate any law, order, rule, regulation, judgment, order, decree, writ or injunction applicable to Buyer. No consent or approval by any governmental authority (whether of the United States or of any other jurisdiction located outside the United States) is required in connection with the execution, delivery and performance of Buyer's Documents by Buyer which has not been received as of the date of this Agreement.

                      7.4.3 Buyer has funds available to it sufficient to consummate the transaction contemplated by this Agreement.

                      7.4.4 Buyer is not aware of any fact or circumstance which could render any of Seller's representations and warranties contained in Section
7.3 or elsewhere in this Agreement materially untrue.

                      7.4.5 Buyer will expeditiously take such actions as are required to consummate the Transaction on the Closing Date.

         8.    Conditions Precedent.

               8.1 Buyer's Conditions. All of Buyer's obligations under this Agreement are subject to the following conditions precedent, any or all of which Buyer may waive.

                      8.1.1 Delivery of Documents. The delivery by Seller of all documents required by Section 9.2.

                      8.1.2 Default. Seller not being otherwise in material breach or default of its obligations under this Agreement.

                      8.1.3 Casino Control Commission Approval. Buyer's receipt of a determination by the New Jersey Casino Control Commission (the "Commission") which, if conditional, does not contain conditions, the compliance with which would materially and adversely impair the present and reasonably anticipated future operation or development of Buyer's Atlantic City related business, that the consummation of the Transaction by Buyer will not result in a violation of the "Undue Economic Concentration Standard" (the "Ruling"). Buyer's obligations under this Agreement shall not be conditioned upon the receipt or issuance of any other determination or ruling from the Commission. Buyer hereby represents and warrants that prior to Execution Date, Buyer has filed all applications (together with required supporting documentation) required to obtain the Ruling and covenants to diligently prosecute the issuance and receipt of the Ruling. The condition contained in this Section 8.1.3 shall automatically terminate and be of no force and effect and shall be deemed deleted from this Agreement from and after January 31, 2001 without the need for further action or deed.

                      8.1.4 Buyer's receipt, on the Closing Date, of a policy of title insurance (ALTA Form B Owner's Policy 1992 or later) insuring the Land and Improvements against all defects in title except for the Permitted Exceptions and those other title exceptions which have been accepted or waived by Buyer pursuant to Section 7B of this Agreement (the "Title Policy").

               8.2 Seller's Conditions. All of Seller's obligations under this Agreement are subject to the following conditions precedent, any or all of which Seller may waive.

                      8.2.1 Delivery of Documents and Monies. The delivery by Buyer of all documents required under this Agreement and the Closing Payment.

                      8.2.2 Default. Buyer not being otherwise in material breach or default of its covenants and obligations under this Agreement.

               8.3 Joint Conditions. All of Seller's and Buyer's rights and obligations under this Agreement are subject to the following conditions precedent, any or all of which Buyer or Seller may waive, on its own behalf:

                      8.3.1 Approval of the Bankruptcy Court. The receipt of all documents reasonably necessary and otherwise customary to evidence the approval by the Bankruptcy Court pursuant to the Confirmation Order of, among other things, the Plan and the Transaction. Seller and Buyer each agree to promptly file or cause to be filed all documents, information, affidavits or other filings reasonably required in connection with the filing of the Plan and the issuance of the Confirmation Order. Each party will promptly make available to the other party such information as may be necessary for the other party to complete such documents and filings, and each party will promptly furnish such additional information as may be requested by the Bankruptcy Court as soon as possible.

                      8.3.2 HSR Act. All filings and payments with respect to the Transaction, if any, required to be made by Buyer and Seller, respectively, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), shall have been made, and the waiting period thereunder, including any extensions thereof, shall have expired. Seller and Buyer each agree to promptly file or cause to be filed the Notification and Report Form with respect to the transaction contemplated by this Agreement and any other forms or filings required by the HSR Act. Each party will promptly make available to the other party such information as may be necessary for the other party to complete such forms and filings, and each party will promptly furnish such additional information as may be requested by the Federal Trade Commission or the Antitrust Division of the United States Department of Justice in order to cause the waiting period under the HSR Act to expire, or be terminated, as soon as possible. Buyer and Seller shall each be responsible for the payment of one-half of any fees required to be paid in connection with the filings required under the HSR Act in connection with the Transaction.

               8.4 Discovery. Upon the discovery by Buyer or Seller of any matter preventing the satisfaction of a condition under Section 8 hereof, the party benefited thereby shall promptly give written notice thereof to the other party.

               8.5    Failure of Conditions Precedent.

                      8.5.1 Failure of Buyer's Conditions. If any of the conditions precedent set forth in Sections 8.1.1, 8.1.2 or 8.1.4 of the Agreement are not satisfied or waived by Buyer on or prior to the date set for the Closing, then Buyer shall have the rights provided in Section 16.2. If the condition precedent set forth in Section 8.1.3 is not satisfied on or prior to January 31, 2001, Buyer may elect, provided Buyer is not then in material default of its obligations under the terms of this Agreement, to terminate this Agreement by written notice delivered to Seller no later than 5 p.m. EST on January 31, 2001. In the event that this Agreement is terminated by Buyer in accordance with the immediately preceding sentence, the Down Payment and all interest accrued thereon shall be delivered to the Indenture Trustee in partial satisfaction of its first priority liens and security interest in the Property without regard to any allocation established pursuant to Section 2.3 hereof and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the covenants, representations, warranties and indemnities set forth in Section 4, 6.5 and 13. In no event shall the transfer to Buyer of the license held by Seller permitting the sale and distribution of liquor at the Property, or the receipt of Buyer of the approvals of such distribution or any other approvals or consents (other than the Ruling and the approval of this Transaction from the Bankruptcy Court) from applicable governmental authorities, be a condition to Closing.

                      8.5.2 Failure of Seller's Conditions. If any of the conditions precedent set forth in Sections 8.2.1 or 8.2.2 are not satisfied or waived by Seller on or prior to the date set for the Closing, then Seller shall have the rights provided in Section 16.1.

                      8.5.3 Failure of Joint Conditions. If the condition precedent set forth in Section 8.3.2 is not satisfied or waived by Seller and Buyer on or prior to the date set for the Closing or if the condition precedent set forth in Section 8.3.1 is not satisfied within 270 days from the Execution Date, either Buyer or Seller may elect, at its option, by written notice given to the other party and Escrow Agent, to terminate this Agreement. If Buyer or Seller elects to terminate this Agreement pursuant to the provisions of this
Section 8.5.3 and provided Buyer is not then in default of its obligations under the terms of this Agreement, the Down Payment and all interest earned thereon shall be delivered to Buyer and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the covenants, representations, warranties and indemnities set forth in Sections 4,
6.5 and 13.

         9.    Closing.

               9.1 Time and Place. The closing contemplated by this Agreement (the "Closing"), shall take place on or before the date which shall be thirty
(30) days following entry of the Confirmation Order in the records of the Bankruptcy Court (the "Closing Date"). Time shall be of the essence with respect to Buyer's obligations under this Agreement. The Closing shall be held at the New York offices of Clifford Chance Rogers & Wells LLP or such other place as the parties shall mutually agree. At the Closing, Seller shall deliver possession of the Property to Buyer.

               9.2 Seller's Closing Documentation and Requirements. At the Closing, Seller shall deliver the following to Buyer:

                      9.2.1 two (2) quitclaim deeds or such other deed required by the title company issuing the Title Policy in order to obtain the minimum title insurance required to be delivered to Buyer pursuant to this Agreement, one duly executed on behalf of ACBA and the other duly executed on behalf of CPPI, each acknowledged and in recordable form, conveying to Buyer fee simple title to the Land and the Improvements, and each in substantially the form of
Exhibit 9.2.1 attached hereto;

                      9.2.2 two (2) quitclaim bills of sale, one duly executed on behalf of ACBA and the other duly executed on behalf of CPPI, transferring to Buyer all of the Personal Property and each in substantially the form of Exhibit
9.2.2 attached hereto;

                      9.2.3 an assignment and assumption of the Designated
Section 365 Items, including any security deposits and advance rentals and other deposits made thereunder which will be in substantially the form of Exhibit 9.2.3(a) attached hereto for leases and Exhibit 9.2.3(b) for contracts;

                      9.2.4 an assignment of Intangible Property, duly executed, of those items referred to in Sections 3.3, 3.4, 3.5, 3.6, 3.7 and 3.8 and in substantially the form of Exhibit 9.2.4 attached hereto;

                      9.2.5 an executed "Consent to Transfer" as required to be executed under the laws of the State of New Jersey to transfer the existing Permits relating to the distribution of liquor at the Property;

                      9.2.6 an affidavit executed by Seller stating, under penalty of perjury, its United States taxpayer identification number and that Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended, and otherwise in the form prescribed by the Internal Revenue Service;

                      9.2.7 the State of New Jersey Affidavit of Consideration and Exemption;

                      9.2.8 an assignment and assumption of the Wraparound Mortgage and the Wraparound Mortgage Documents in substantially the form of
Exhibit 9.2.8 attached hereto;

                      9.2.9 Intentionally Omitted;

                      9.2.10 an allonge to the Wraparound Note in substantially the form of Exhibit 9.2.10 attached hereto;

                      9.2.11 an allonge to the FF&E Notes in substantially the form of Exhibit 9.2.11 attached hereto;

                      9.2.12 an assignment and assumption of liabilities, whereby Seller assigns to Buyer and Buyer assumes all of the Liabilities, except as otherwise provided in Section 5.1 hereof, in substantially the form of
Exhibit 9.2.12 attached hereto;

                      9.2.13 to the extent any assignments to be made by Seller shall require the approval of a third party, copies of all such consents given by third parties;

                      9.2.14 true and complete copies of all correct tax bills affecting the Land and Improvements;

                      9.2.15 a true and complete copy of the LNA;

                      9.2.16 all documents required to transfer the CRDA investments and obligations to Buyer;

                      9.2.17 any other documentation customarily and reasonably requested by Buyer in order to consummate the Transaction; and

                      9.2.18 documentation indicating the names of the Employees and the personnel files and records relating to the Employees.

               9.3 Buyer's Closing Documentation and Requirements. At the Closing, Buyer shall pay the Closing Payment in accordance with the provisions of this Agreement and shall deliver the following to Seller:

                      9.3.1 any agreements or documents referenced in Section
9.2 requiring Buyer's signature duly executed and, where required, acknowledged;

                      9.3.2 a Certificate of Good Standing for Buyer and its nominee, issued by the appropriate authority, agency or department of the State of Delaware, or the State in which the nominee is incorporated or otherwise registered;

                      9.3.3 a certificate, dated as of the Closing, of the Secretary of Buyer with respect to (i) the resolutions adopted by the Board of Directors of Buyer approving this Agreement and the Transaction and (ii) the incumbency and specimen signature of each officer of Buyer executing this Agreement, Buyer's Documents and any other documents delivered pursuant to this Agreement; and

                      9.3.4 such other documents and instruments customarily and reasonably requested by Seller in order to consummate the Transaction.

         10.   Adjustments; Deposits and Property of Guests.

               10.1 Revenue, Costs and Expenses. Except as expressly set forth herein, all items of revenue, cost and expense of the Business, existing on or after the day of the Closing shall be for the account of Buyer, exclusive of the Excluded Assets. Without limiting the generality of the foregoing, "items of revenue, cost and expense" shall include, but shall not be limited to, the Liabilities (other than those expressly excluded in Section 5.1 hereof) and all base, percentage and additional rents due under the Existing Leases, real estate taxes, assessments and similar impositions, operating expenses, utility fees, insurance premiums, water and sewer charges, trade accounts payable, guest room deposits and advance payments, markers, the Cash, promotional allowances, compcards and similar coupons, amounts paid or receivable under the Contracts, employee wages, salaries, bonuses, social security taxes, benefits, wage withholding, severance pay, vacation pay and payroll taxes, personal property taxes, sales and use taxes, petty cash, advertising expenses, advance payments under booking agreements, travel agency commissions or any similar items of revenue, cost or expense. Notwithstanding the foregoing, during the Pre-Closing Period, Seller agrees to continue to pay, or cause to be paid in the ordinary course of business consistent with past practice, all Liabilities incurred in the ordinary course of the operation of the Property.

               10.2 Post-Closing Adjustment. Except as expressly set forth in this Agreement, in no event shall any adjustment be made on or after the date of this Agreement to the Purchase Price. Notwithstanding anything to the contrary contained herein, no later than thirty (30) days after the date of the Closing, Seller shall deliver to Buyer a statement (the "Closing Net Non-Cash Working Capital Statement") of the Closing Net Non-Cash Working Capital of the Business as of 5:59 a.m. on the day of the Closing, in substantially the form as annexed hereto as Exhibit A-3, and prepared in accordance with GAAP. Notwithstanding anything to the contrary contained herein, all Liabilities required by GAAP to be included in Exhibit A-3 shall be included in Exhibit A-3 as a liability, except that in any instance where (i) Seller has agreed to be responsible for the Representation Modification Excess, the Nondisclosed Modification Excess or the Environmental Liability Excess, as applicable, and (ii) GAAP requires that the entire amount of the Liability arising under Sections 6.3 and 7.3, as the case may be, be listed as a liability under Exhibit A-3, the entire amount of such Liability shall be set forth as a Liability on the Closing Net Non-Cash Working Capital Statement, provided that Seller shall only be responsible for the Representation Modification Excess, the Nondisclosed Modification Excess or the Environmental Liability Excess, as applicable, and the Closing Net Non-Cash Working Capital Statement shall be adjusted accordingly in favor of Seller to provide Seller a corresponding credit in the form of a current asset value equal to the difference between the subject Liability and the amount of the Representation Modification Excess, the Nondisclosed Modification Excess or the Enivornmental Liability Excess, as applicable.

         Buyer shall have ten (10) Business Days following the date on which the Closing Net Non- Cash Working Capital Statement is delivered to Buyer in accordance with the provisions of this Agreement, to review the Closing Net Non-Cash Working Capital Statement and either approve the amount of the Closing Net Non-Cash Working Capital set forth therein or to notify Seller, in writing, of the Closing Net Non-Cash Working Capital as determined by Buyer. Buyer and Seller shall cooperate with each other and act in a diligent good faith manner to determine the Closing Net Non-Cash Working Capital.

         In the event that Buyer and Seller are unable to mutually agree upon the amount of the Closing Net Non-Cash Working Capital within forty-five (45) days after the date of the Closing, Seller shall promptly submit all documents necessary to enable the Bankruptcy Court to calculate the Closing Net Non- Cash Working Capital pursuant to Section 18.7 hereof. Buyer hereby agrees to cooperate with Seller in connection with executing and filing all documents required by the Bankruptcy Court to calculate the Closing Net Non-Cash Working Capital. The determination by the Bankruptcy Court of the Closing Net Non-Cash Working Capital shall be binding on Seller and Buyer.

         In the event that the Closing Net Non-Cash Working Capital (as determined pursuant to the provisions of this Section 10.2) exceeds the amount of net non-cash working capital of the Business shown on Exhibit A-3 annexed hereto (the "Second Quarter Amount"), Buyer shall, no later than two (2) Business Days after the determination of the Closing Net Non-Cash Working Capital, pay to Seller (by delivery to the Indenture Trustee in satisfaction of its first priority liens and security interest in the Property) the amount of such excess. In the event, however, that the Closing Net Non-Cash Working Capital is less than the Second Quarter Amount, CPPI shall cause the Indenture Trustee to pay to Buyer, no later than two (2) Business Days after the determination of the Closing Net Non-Cash Working Capital, the amount of such deficiency from the funds held in escrow pursuant to Section 2.2 of this Agreement; it being understood and agreed that in no event shall the Indenture Trustee be liable to pay any amount due to Buyer under this Section 10.2 that exceeds the funds held by the Indenture Trustee in escrow pursuant to Section
2.2 of this Agreement. Notwithstanding the foregoing, any amount owed by Seller to Buyer pursuant to this Section 10.2 in excess of the funds held by the Indenture Trustee in escrow shall be paid by Seller as an "Administrative Expense" in the Bankruptcy Cases in the ordinary course of the administration thereof.

               10.3 Safe Deposit Boxes. On the date of the Closing, Seller shall cause the delivery to Buyer of all keys to the safe deposit boxes at the Property not at the time in use by guests of the Property, and a complete list of safe deposit boxes in use by guests at the Property, which list shall include the name and room number of each depositor and all receipts and agreements relating to all such safe deposit boxes. Buyer shall indemnify Seller and hold it harmless from and against any loss, cost, expense, claim, liability or damage, including attorneys' fees, arising out of any claim with respect to any depositor.

               10.4 Guest's Baggage. All baggage or other property of guests or tenants retained by Seller prior to the Closing as security for unpaid accounts receivable, if any, and all baggage, parcels, laundry or valet packages checked or left in the care of Seller prior to the Closing by guests or tenants now or formerly in the Property not so retained as security, shall be included in Inventory, and custody thereof shall be transferred to Buyer at the Closing. Buyer shall indemnify and hold Seller harmless from any loss, cost or expense, including reasonable counsel fees, arising out of any claim for missing contents from baggage in the Inventory.

               10.5 Post-Closing Obligations. The provisions of Sections 10.1, 10.2, 10.3 and 10.4 shall survive the Closing.

         11.   Expenses.

               11.1 Closing Costs. Unless otherwise provided herein, the Seller agrees to pay for the preparation of the deed. All searches, title insurance premiums, survey costs and recording fees will be borne by the Buyer. Seller shall obtain an order from the Bankruptcy Court to excuse the payment of the New Jersey Real Estate Transfer Tax and other taxes or fees due to any governmental entities or agencies that would otherwise be due in connection with the Transaction.

               11.2 Attorney's Fees. Each party shall pay its own attorney's fees.

         12.   Risk of Loss; Eminent Domain.

               12.1 Casualty. If, prior to the Closing, the Improvements are damaged by fire, vandalism, acts of God or other casualty or cause, Seller shall promptly give Buyer Notice of any such damage, together with Seller's estimate of the cost and period of repair and restoration. In any such event: (a) in the case of damage to the Improvements of less than $5,000,000 and from a risk covered by any casualty insurance Seller maintains with respect to the Improvements, Buyer shall take the Property at the Closing as it is together with the casualty insurance proceeds or the right to receive the same; or (b) in the case of either (i) damage to the Improvements of $5,000,000 or more or (ii) damage in excess of $500,000 to the Improvements from a risk not covered by the insurance described above, Buyer shall have the option, to be exercised within thirty (30) days after Seller's Notice described above, of (x) taking the Property at the Closing in accordance with item (a) above or (y) terminating this Agreement. If, pursuant to the preceding sentence, Buyer is either obligated or elects to take the Property as it is together with the insurance proceeds or the right to receive the same Seller agrees to cooperate with Buyer in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign to Buyer at the Closing its rights to such insurance proceeds and will not settle any insurance claims or legal actions relating thereto without Buyer's prior written consent.

               12.2 Eminent Domain. If, prior to the Closing, the entire Land and Improvements or any material part thereof is taken by eminent domain, this Agreement shall automatically terminate. If a non- material part of the Land and Improvements is so taken, Buyer shall proceed with the Closing and acquire the Land and Improvements as affected by such taking, together with all compensation and damages awarded or the right to receive same with respect to the Land and Improvements. Seller agrees to assign to Buyer at the Closing its rights to such compensation and damages, and will not settle any proceedings relating to such taking without Buyer's prior written consent. For the purposes of this Section, a part of the Land and Improvements shall be deemed "material" if it (i) includes any of the Improvements or (ii) otherwise (on a permanent basis) limits or restricts ingress and egress to and from the Land and Improvements. Seller shall promptly notify Buyer of any actual or threatened condemnation affecting the Land and Improvements.

               12.3 Termination. If this Agreement is terminated pursuant to this Article 12, the Down Payment and all interest earned thereon shall be delivered to Buyer and the parties hereto shall be released from all further obligations and liabilities hereunder, except with respect to the covenants, representations, warranties and indemnities set forth in Sections 4, 6.5 and 13.

         13. Broker's Commissions. Other than any commission payable to U.S. Bancorp Libra, a division of U.S. Bancorp Investments, Inc. ("Libra"), the official financial advisor to the Official Noteholders Committee, which such entity will be paid a commission in accordance with the terms of an order of the Bankruptcy Court approving Libra's retention, Buyer and Seller represent and warrant to each other that neither party has dealt with any broker or finder in connection with the transactions contemplated by this Agreement. Buyer and Seller each agrees to indemnify, defend and hold the other harmless from and against all loss, expense (including reasonable counsel fees), damage and liability resulting from the claims of any broker or finder (or anyone claiming to be a broker or finder) on account of any services claimed to have been rendered to the indemnifying party in connection with the transaction contemplated by this Agreement. The provisions of this Section shall survive the Closing or the earlier termination of this Agreement.

         14. Employees. As an inducement to Seller to execute this Agreement, Buyer agrees to take title to the Property subject to, and agrees to honor any and all union contracts, employment contracts (including, but not limited to, the Employment Agreements), severance agreements or similar agreements (including the employment manuals and policies) existing and in full force and effect, as of the date of the Closing provided that such contracts or agreements have been disclosed to Buyer in accordance with this Agreement or are otherwise known to Buyer.

         15. Assignment. This Agreement and all rights of Buyer arising hereunder shall not be assigned, sold, pledged or otherwise transferred by Buyer in whole or in part, without the prior written consent of Seller and the Bankruptcy Court, provided that Buyer may assign this Agreement to a wholly owned subsidiary of Buyer if such assignee expressly assumes all of Buyer's obligations and liabilities hereunder and, provided that notwithstanding such assignment, Buyer remains liable for the obligations and liabilities of Buyer hereunder. At any time prior to the Closing, ACBA or CPPI, as the case may be, may, in their respective sole discretion, assign any and all of their respective rights, title and interests in and to the Property and all of its rights, interests and obligations under this Agreement to the other party or any affiliate of either party, provided that (i) such transfer does not violate any of the rights of the Indenture Trustee with respect thereto or impair or affect in anyway the liens and security interests of the Indenture Trustee in any of the Property, (ii) such transfer is approved by the Bankruptcy Court in connection with the Bankruptcy Cases, and (iii) Buyer's rights and obligations under this Agreement are not modified.

               15A.   Employee Related Matters.

               15A.1  Employee Benefit Matters.

                      (a) CPPI shall provide on or before ten (10) days from the Execution Date a schedule (the "Employee Plan Schedule") that sets forth all written and any other employee benefit plans, within the meaning of Section 3(3) of ERISA, of which CPPI is aware, all written and any other bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, dependent care spending account or assistance, split dollar arrangement, cafeteria, severance or other benefit plans, programs or arrangements of which CPPI is aware, and all written or any other employment, termination, severance or other contracts or agreements with respect to which CPPI has any obligation or which are maintained, contributed to or sponsored by CPPI for the benefit of any current employee, officer or director of CPPI employed in the Business or any former employee of CPPI who was previously employed in the Business, other than written contracts or agreements between CPPI and any individual employee which are not being assumed by the Buyer (collectively referred to as "Employee Plans"). Except as disclosed in the Employee Plan Schedule, each Employee Plan is in writing and CPPI has previously made available to the Buyer a true and complete copy of each Employee Plan and a true and complete copy of each of the following documents, to the extent applicable, prepared in connection with each such Employee Plan:
(i) a copy of each trust or other funding arrangement, (ii) the most recently filed Internal Revenue Service ("IRS") Form 5500, (iii) the most recently received IRS determination letter, and (iv) the most recent summary plan description. Except as otherwise disclosed in the Employee Plan Schedule, CPPI has no express or implied commitment to modify, change or terminate any Employee Plan or to establish any new Employee Plan, other than with respect to a modification, change or termination required by ERISA or the Code;

                      (b) Other than those multiemployer plans listed on the Employee Plan Schedule, none of the Employee Plans is a multiemployer plan, within the meaning of Section 3 (37) or 4001 (a)(3) of ERISA (a "Multiemployer Plan") or a single-employer pension plan, within the meaning of Section 4001(a)(15) of ERISA, for which CPPI could incur liability under Sections 4063 or 4064 of ERISA (a "Multiple Employer Plan"). CPPI has not incurred with respect to any such Multiemployer Plan any withdrawal liability within the meaning of Sections 4201 and 4204 of ERISA, and no liabilities exist with respect to withdrawals from any Multiemployer Plans which could subject CPPI to any controlled group liability under Section 4001(b) of ERISA;

                      (c) There is no contract, agreement, or benefit arrangement covering any employees which, individually or collectively, would give rise to the payment of any amount which would constitute an "excess parachute payment" within the meaning of Section 280G of the Code, except as set forth in Exhibit 15A.1(c);

                      (d) With respect to each Employee Plan, no officer, director, or employee of CPPI or CPPI is currently liable for any material tax arising under Section 4971, 4972, 4975, 4976, 4977, 4979, 4980 or 4980B of the
Internal Revenue Code, and to the best of CPPI's knowledge, no fact or event exists which could reasonably give rise to any such liability. CPPI has not incurred any liability under or arising out of Title IV of ERISA (other than any liability for premiums to the Pension Benefit Guaranty Corporation arising in the ordinary course) that could have a material adverse effect, and to the best of CPPI's knowledge, no fact or event exists that could reasonably be expected to result in such a liability. None of the assets of CPPI is the subject of any lien arising under Section 302(f) of ERISA or Section 412(n) of the Code and no member of CPPI's controlled group, as that term is defined under Section 414(c) of the Code, has been required to post any security under Section 307 of ERISA or Section 401(a)(29) of the Code with respect to any Employee Plan, and to the best of CPPI's knowledge, no fact or event exists which could reasonably give rise to any such lien or requirement to post any such security. To the best of CPPI's knowledge, no member of CPPI's controlled group has engaged in a transaction described in Section 4069 of ERISA;

                      (e) Each Employee Plan is now and has been operated in all material respects in accordance with the requirements of all applicable laws, including ERISA and the Code. All expenses and liabilities relating to all of the Employee Plans as applied to the Business have been, and will at the Closing Date be, fully and properly accrued on CPPI's books and records and disclosed in accordance with generally accepted accounting principles and in financial statements of the Employee Plans;

                      (f) All group health plans, as defined under Section 5000(b)(1) of the Code, maintained by CPPI for the employees of the Business comply in all material respects with all COBRA health continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA;

                      (g) All reports, forms and other material documents required to be filed with any government entity or distributed to employees with respect to any Employee Plan (including without limitation, summary plan descriptions, Forms 5500 and summary annual reports), other than Multiemployer Plans, have been timely filed or distributed and are accurate in all material respects;

                      (h) Except as set forth in the Employee Plan Schedule, as of the Closing Date, no Employee Plan maintained by CPPI for the benefit of employees of the business which is subject to Title IV of ERISA has benefit liabilities (as defined in Section 4001 (a)(16) of ERISA) exceeding the assets of such plan or has been completely or partially terminated;

                      (i) Except as set forth in the Employee Plan Schedule, with respect to each Employee Plan that is not a Multiemployer Plan, CPPI represents and covenants as follows:

                          (i) there are no investigations, or proceedings,
either currently in progress or expected to be instituted in the future, by any administrative agency, whether local, state, or federal.

                          (ii) no material prohibited transactions (as defined
in Section 406 or 407 of ERISA or Section 4975 of the Code) have occurred for which a statutory exemption is not available;

                          (iii) no reportable event (as defined in Section 4043
of ERISA) has occurred as to which a notice would be required to be filed with the Pension Benefit Guaranty Corporation;

                          (iv) to the best of CPPI's knowledge, no action or
claims (other than routine claims for benefits made in the ordinary course of administration of the Employee Plans for which administrative review procedures of the Employee Plans have not been exhausted) are pending, threatened or imminent against or with respect to any Employee Plan, any employer who is participating (or who has participated) in any Employee Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Employee Plan; and

                          (v) CPPI has no knowledge of any facts which could
reasonably be expected to give rise to any such action or claim.

                      (j) Buyer shall provide COBRA health continuation coverage under Section 4980B of the Code and Part 6 of Title I of ERISA as of the Closing Date to any past or present employees of CPPI employed at the Business who terminated their employment or whose employment is terminated on or prior to the Closing Date who were covered by a Welfare Plan which is not a Multiemployer Plan. Buyer shall also provide notice of COBRA rights to any present employee of the Business whose employment is terminated on the Closing Date; and

                      (k) CPPI shall be responsible for notifying any Multiemployer Plans which are group health plans subject to COBRA of the termination of covered employees as a result of the Transaction; however, the responsibility for COBRA compliance as to those employees belongs to the Multiemployer Plans, not CPPI or Buyer.

         15A.2 Labor Matters.

         Except as set forth in either Exhibit A-3 or in Schedule 15A, (i) there are no complaints, lawsuits, legal actions, whether judicial or administrative, or other controversies either active, pending or, to the knowledge of CPPI, threatened, between CPPI and any of the employees of the Business relating to their employment or separation from their employment which would materially and adversely affect the value and operation of the Business; (ii) there are no grievances or demands for arbitration or pending arbitration cases outstanding against the Business, of which CPPI has received notice, under any such agreement or contract; (iii) there are no unfair labor practice complaints or petitions for election pending against the Business before the National Labor Relations Board or any other federal or state commission or agency, of which CPPI has received notice; (iv) CPPI has no knowledge of any strikes, picketing or threats to picket, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Business; (v) CPPI is not subject to any written or, to the best knowledge of CPPI, oral obligation, nor is it party to any written or, to the best knowledge of CPPI, oral agreement regarding employees, that requires the Buyer to hire or retain any employee of the Business, whether covered by a collective bargaining agreement or not, or restrict the Buyer from relocating, consolidating, merging or closing, in whole or in part any of the Business, except as otherwise provided herein and subject to applicable law; (vi) CPPI is not subject to any order, consent order or decree of which it has received notice or judgment, settlement, commitment or agreement with respect to remedying unfair labor practices, employment discrimination matters or cases, OSHA violations or deficiencies or violation or alleged violation of any labor, employment or benefits laws, or any labor or employment contracts or agreements. The Business is not in default of any collective bargaining agreement or labor contract or term or provision of any collective bargaining agreement or contract and has not violated any laws, regulations, orders or contract terms, affecting the collective bargaining rights of employees, equal employment opportunity or employee's health, safety, welfare or wages and hours.

         15A.3 Employment Matters and Liabilities Arising From Employment.

         Buyer shall employ or continue to employ all Employees whether covered by a collective bargaining agreement or not, as of the Closing Date. Following the Closing Date, the Buyer may, at its discretion and option, retain any employees for any period of time. Any liabilities arising from CPPI's employment of the Employees (whether represented by unions or not) and relating to obligations to such Employees whether imposed by operation of law, collective bargaining agreements, employment agreements or contracts, employee manuals or handbooks or personnel policies or otherwise, including, but not limited to, any wage claims, holiday, vacation, personal day and sick pay benefits, severance or layoff benefits, employee health (including claims for COBRA coverage), welfare and pension plan benefits, Section 401(k) and profit sharing and bonus plan benefits, pending grievances and/or arbitrations back pay and/or benefits, any other Taft-Hartley Fund benefits, pension fund withdrawal liability, workers' compensation liabilities, savings bonds and wage garnishments or assignments, union agency fees, union dues, employment discrimination, wrongful termination or similar claims arising or accruing on or before the Closing Date shall, be provided to Buyer as part of either Exhibit A-3 or Exhibit 15A.

         15A.4 Plant Closing Notice.

         Provided CPPI has not taken any action which would constitute an event impacting current employees prior to the Closing Date, pursuant to the Worker Adjustment and Retraining Notification Act of 1988 ("WARN"), it shall be solely Buyer's obligation to provide timely and effective notice to Employees who were employed by CPPI in the Business at or prior to the Closing Date with respect to any employment loss suffered by such Employees as the result of the Transaction and/or to provide any other notice required under WARN, if such notice is legally required.

         16.   Defaults.

               16.1 By Buyer. If, prior to or on the Closing Date, Buyer is in default with respect to, or breaches or fails to perform one or more of the representations, covenants, warranties or other terms of this Agreement, and such default, breach or failure is not cured or remedied within ten (10) Business Days after receipt of written notice thereof given by Seller to Buyer, Seller may terminate this Agreement and receive the Down Payment and all interest earned thereon from the Escrow Agent and exercise any other remedy available to Seller at law or in equity, in which event this Agreement shall be deemed null and void and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the covenants, representations, warranties and indemnities set forth in Sections 4,
6.5 and 13; provided, however, that if such breach or failure to perform cannot reasonably be cured within such ten (10) day period but is reasonably susceptible to cure before the Closing Date, then Seller shall not have the foregoing rights provided Buyer promptly commences to cure such breach or failure to perform within the period of ten (10) days after receipt of written notice and thereafter diligently proceeds to effect such cure on or prior to the Closing Date. Notwithstanding anything to the contrary contained in this Section 16.1, in no event shall Seller seek to recover, nor shall Seller recover or obtain a judgment or other decree or ruling against Seller or its assets in excess of $18,000,000 in connection with the exercise of Seller's remedies under this Section 16.1. If Seller terminates this Agreement in accordance with this
Section 16.1, then the Escrow Agent shall pay to the Indenture Trustee the Down Payment and all interest earned thereon, and any other amounts payable to Seller pursuant to this Section 16.1 shall be paid to the Indenture Trustee, in partial satisfaction of its first priority liens and security interest in the Property without regard to any allocations established pursuant to Section 2.3 hereof.

          16.2 By Seller. If, prior to the Closing, Seller is in default with respect to, or breaches, or fails to perform one or more of the representations, covenants, warranties or other terms of this Agreement, and such default, breach or failure is not cured or remedied within ten (10) Business Days after receipt of written notice thereof given by Buyer to Seller, Buyer may either (a) terminate this Agreement, in which event the Down Payment and all interest earned thereon shall be returned by Escrow Agent to Buyer and the parties shall be released from all further obligations and liabilities under this Agreement, except with respect to the covenants, representations, warranties and indemnities set forth in Sections 4, 6.5 and 13, or (b) sue for specific performance; provided, however, that if such breach or failure to perform cannot reasonably be cured within such ten (10) day period but is reasonably susceptible to cure before the Closing Date, then Buyer shall not have the foregoing rights provided Seller promptly commences to cure such breach or failure to perform within the period of ten (10) days after receipt of written notice and thereafter diligently proceeds to effect such cure on or prior to the Closing Date. The remedies set forth above shall be Buyer's sole remedies arising from a default, breach or failure to perform by Seller.

         17.   Notices.

               Any notice, demand, consent, authorization or other communication (collectively, a "Notice") which either party is required or may desire to give to or make upon the other party pursuant to this Agreement shall be effective and valid only if in writing, signed by the party giving such Notice, and delivered personally (upon an officer, general partner or officer of a general partner of the other party if such party is not an individual or to such individual as may be noted in the addresses stated below) to the other party or sent by facsimile transmission, express courier or delivery service or by registered or certified mail of the United States Postal Service, return receipt requested, and addressed to the other party as follows (or to such other address or person as either party or person entitled to notice may, by notice to the other specify):

         To Seller:
         ---------
                      The Claridge at Park Place, Incorporated
                      c/o The Claridge Hotel and Casino Corporation Indiana Avenue and the Boardwalk
                      Atlantic City, New Jersey 08401
                      Attention:  Mr. Frank A. Bellis, Jr.
                      Fax:  (609) 345-1128
                      Telephone:  (609) 340-3709

                      Atlantic City Boardwalk Associates, L.P.
                      c/o AC Boardwalk Partners, Inc.
                      2880 West Meade Avenue, Suite 204
                      Las Vegas, Nevada 89102
                      Attention:  Mr. Anthony Atchley, President
                      Fax:  (702) 253-7663
                      Telephone:  (702) 253-7662
         and to:
                      Clifford Chance Rogers & Wells LLP
                      200 Park Avenue
                      New York, New York  10166
                      Attention:  Dennis Drebsky, Esq.
                      Fax:  (212) 878-8375
                      Telephone:  (212) 878-8059
         and to:
                      Lowenstein Sandler P.C.
                      65 Livingston Avenue
                      Roseland, New Jersey  07068-1791
                      Attention:  Alan Wovsaniker, Esq.
                      Fax:  (973) 597-2400
                      Telephone:  (973) 597-2500

         To Buyer:
         --------
                      Scott LaPorta
                      Executive Vice President and CFO
                      Park Place Entertainment Corporation
                      3930 Howard Hughes Parkway
                      Las Vegas, Nevada  89109
                      Fax: (702) 699-5190
                      Telephone:  (702) 699-5030
         and to:
                      Bernard DeLury, Esquire
                      Senior Vice President and General Counsel
                      Bally's Park Place, Inc.
                      Park Place and Boardwalk
                      Atlantic City, New Jersey  08401
                      Fax: (609) 340-2410
                      Telephone:  (609) 340-2820

         In addition, both Buyer and Seller shall forward a copy of any notice sent to the other under or in connection with this Agreement to:

                      Fox Rothschild O'Brien & Frankel LLP
                      Citicenter Building
                      Suite 500
                      1300 Atlantic Avenue
                      Atlantic City, New Jersey  08401-7278
                      Attention:  Michael J. Viscount, Jr., Esq.
                      Fax:  (609) 348-6834
                      Telephone:  (609) 348-4515
         and to:
                      Winston & Strawn
                      200 Park Avenue
                      New York, New York  10168-4193
                      Attention:  Hollace T. Cohen, Esq.
                      Fax:  (212) 294-4700
                      Telephone:  (212) 294-2639

         Unless otherwise specified, Notices shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or, (i) with respect to facsimile transmissions, upon confirmation of the facsimile transmission, (ii) with respect to overnight or express courier deliveries, the Business Day after same is deposited with the courier, and (iii) with respect to registered or certified mail of the United States Postal Service, the fourth Business Day after the same is deposited with the United States Postal Service.

         18.   General Provisions.

               18.1 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective permitted successors and permitted assigns of the parties hereto.

               18.2 Gender and Number. Whenever the context so requires, the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders.

               18.3 Entire Agreement. This Agreement contains the complete and entire agreement between the parties respecting the Transaction, and supersedes all prior negotiations, agreements, representations and understandings, if any, between the parties respecting such matters.

               18.4 Counterparts. This Agreement may be executed in any number of original counterparts, all of which evidence only one agreement and only one of which need be produced for any purpose.

               18.5 Modifications. This Agreement may not be modified, discharged or changed in any respect whatsoever, except by a further agreement in writing duly executed by Buyer and Seller. However, any consent, waiver, approval or authorization shall be effective if signed by the party granting or making such consent, waiver, approval or authorization.

               18.6 Exhibits. All exhibits referred to in this Agreement are incorporated herein by reference and shall be deemed part of this Agreement for all purposes as if set forth at length herein.

               18.7 Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New Jersey without regard to principles of conflict of law. Any and all disputes arising under or related to this Agreement, its implementation or the effectuation of the Transaction shall be subject to the exclusive jurisdiction of the Bankruptcy Court and the Buyer irrevocably submits to the Bankruptcy Court's personal and subject matter jurisdiction with respect to the resolution of any such dispute.

               18.8   No Recordation. This Agreement shall not be recorded.

               18.9 Captions. The captions of this Agreement are for convenience and reference only, and in no way define, describe, extend or limit the scope, meaning or intent of this Agreement.

               18.10 Severability. The invalidation or unenforceability in any particular circumstance of any of the provisions of this Agreement shall in no way affect any of the other provisions hereof, which shall remain in full force and effect.

               18.11 No Joint Venture. This Agreement shall not be construed as in any way establishing a partnership, joint venture, express or implied agency, or employer-employee relationship between Buyer and Seller.

               18.12 No Third Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, the Official Noteholders Committee and the Indenture Trustee, as indenture trustee, their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof. Notwithstanding anything herein to the contrary, nothing herein shall be construed to prevent any party in interest (including, but not limited to, any official committee appointed in the Bankruptcy Cases and the Indenture Trustee) from filing a Chapter 11 plan of reorganization in the Bankruptcy Cases of ACBA, CPPI and The Claridge Hotel and Casino Corporation, or any of them, proposing the Transaction. Buyer shall be required to consummate this Transaction in accordance with the terms hereof regardless of whether the Confirmation Order confirms a plan filed by ACBA, CPPI, The Claridge Hotel and Casino Corporation or any other party in interest.

               18.13 Survival. Except as otherwise expressly set forth herein, the covenants, warranties, representations and indemnities of Seller and Buyer contained in this Agreement shall not survive the Closing, but shall be merged into the documents delivered by Seller at the Closing.

               18.14 No Personal Liability. No general or limited partner of ACBA, no officer, director, agent, employee, stockholder or partner of a partner of CPPI, no disclosed or undisclosed principal of Seller, and no person or entity in any way affiliated with Seller shall have any personal liability with respect to this Agreement, any instrument delivered by Seller at the Closing, or the Transaction, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process. Buyer's recourse with respect to the obligations of each Seller hereunder or any document or agreement executed or delivered by each Seller in connection with the Transaction is expressly limited to the real and personal property that each respective Seller may from time to time own.

               18.15 Payments in U.S. Dollars. All payments to be made under this Agreement shall be made in lawful money of the United States of America.

               18.16 Execution. The submission of this Agreement for examination does not constitute an offer by or to either party. This Agreement shall be effective and binding only after due execution and delivery by all the parties hereto.

               18.17 Attorney's Fees; Forum. In the event an action is commenced to enforce the terms of this Agreement, the prevailing party in such action shall be entitled to payment of its reasonable attorney's fees by the losing party. Any such action must be brought in the Bankruptcy Court.

               18.18 Further Assurances. Prior to and on the Closing Date, the parties agree to execute and deliver such other documents, or to take such further actions, as are reasonably and customarily required to consummate or make effective the Transaction and the agreements contained in this Agreement. Seller shall not however, be obligated to deliver any such documents or to take any such actions after the Closing Date.

               18.19 Interpretations. This Agreement shall not be construed either for or against Buyer or Seller, but shall be interpreted in accordance with the general tenor of its language. Masculine or feminine pronouns shall be substituted for the neuter form and vice versa, and the plural shall be substituted for the singular form and vice versa in any place or places in this Agreement where the context requires such substitution or substitutions. The parties also mutually agree that all of the provisions of this Agreement are to be construed as covenants and conditions as though the words importing such covenants and conditions were used in each instance.

               18.20 Access to Books and Records. Notwithstanding anything to the contrary contained herein, Buyer shall permit Seller and Seller's agents, employees, representatives and consultants, upon no less than 24 hours prior written notice and during regular office business hours, to review and copy all or any portion of the books, records, financial statements, operating statements or other files, documentation or information transferred to Buyer on the Closing Date. On and after the Closing Date, Buyer shall provide Seller, Seller's agents, employees, representatives and consultants, and any trustee or other official selected pursuant to the Plan, with adequate space located at the Improvements sufficient to effectuate the wind-up of the businesses and existence of ACBA, CPPI and The Claridge Hotel and Casino Corporation. Buyer shall endeavor to provide Seller with a suitable office in which to effectuate the referenced winding- up in a location in proximity to the existing office space presently used by Seller, subject to the provision by Seller of commercially appropriate protection of Buyer from liabilities which arise from Seller's use or occupancy of such office space, which protection may, at the reasonable discretion of Seller and Buyer, be in the form of a waiver of liability acceptable to Buyer, in its reasonable discretion. The location and amount of space to be provided shall be designated by Seller subject to the reasonable approval of Buyer, but in no event shall such space be larger than 300 square feet. Notwithstanding the foregoing to the contrary, Buyer's obligation to provide space at the Improvements to ACBA, CPPI and The Claridge Hotel and Casino Corporation shall expire at 5 p.m. on the 180th day after the Closing Date. In addition, Buyer shall maintain and keep any such books, records, statements, files, documentation or information for the longer of the applicable period set forth in and in accordance with the Casino Control Act, the New Jersey state tax code and the Code, and any regulations promulgated thereunder. This Section 18.20 shall survive the Closing.

         IN WITNESS WHEREOF, the parties have caused this instrument to be executed as of the date first above written.

                                   SELLER:

THE CLARIDGE AT PARK PLACE, INCORPORATED, a New Jersey corporation

                                          By: /s/ Frank A. Bellis, Jr.
                                              ----------------------------------
                                              Frank A. Bellis, Jr.
                                              President

ATLANTIC CITY BOARDWALK ASSOCIATES, L.P., a New Jersey limited partnership

                                          By: AC Boardwalk Partners, Inc.,
                                              General Partner

                                          By: /s/ Anthony C. Atchley
                                              ----------------------------------
                                              Anthony Atchley
                                              President

                                    BUYER:

PARK PLACE ENTERTAINMENT CORPORATION
                                          By: /s/ Scott LaPorta
                                              ----------------------------------
                                              Scott LaPorta
                                              Executive Vice President and Chief
                                              Financial Officer